UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
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Brookdale Senior Living Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 14, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 23, 2009 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting.  On or about May 14, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our Proxy Statement and 2008 Annual Report over the Internet and vote online. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

All stockholders are cordially invited to attend the meeting.  Whether or not you expect to attend the meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and 2008 Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

FOR THE BOARD OF DIRECTORS OF
BROOKDALE SENIOR LIVING INC.

Wesley R. Edens
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2009:  This Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2008 are available on the Internet at www.proxyvote.com.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 23, 2009

To the Stockholders:

The 2009 Annual Meeting of Stockholders of Brookdale Senior Living Inc. will be held on Tuesday, June 23, 2009 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee, for the following purposes:

1.	to elect three Class III directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2009 fiscal year;

3.	to consider and act upon a proposal to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated; and

4.	to transact such other business as may properly come before the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this proxy statement.

Stockholders of record at the close of business on April 24, 2009 are entitled to notice of, and to vote at, the Annual Meeting, including any adjournments and postponements thereof. Our stock transfer books will remain open for the transfer of our common stock. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, for the ten days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By Order of the Board of Directors,

T. Andrew Smith
Executive Vice President, General Counsel and Secretary

Brentwood, Tennessee
May 14, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.  IN ADDITION TO VOTING IN PERSON, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET.  STOCKHOLDERS WHO RECEIVED A PAPER COPY OF THE PROXY STATEMENT AND 2008 ANNUAL REPORT BY MAIL MAY ALSO VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED.  NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

Page

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON TUESDAY, JUNE 23, 2009

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brookdale Senior Living Inc., a Delaware corporation (“Brookdale,” the “Company,” “we,” “us” or “our”), for use at the 2009 Annual Meeting of Stockholders to be held on Tuesday, June 23, 2009, including any adjournments and postponements thereof (the “Annual Meeting”).

Date, Time and Place of the Annual Meeting

The 2009 Annual Meeting of Stockholders of Brookdale will be held on Tuesday, June 23, 2009 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee. Our main telephone number is (615) 221-2250.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	the election of three Class III directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2009 fiscal year;

3.	a proposal to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated; and

4.	such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the Securities and Exchange Commission (the “SEC”). We now furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders who will receive the proxy materials via the Internet will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice is being mailed on or about May 14, 2009.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The Notice will also provide instructions on how to vote over the Internet.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

The Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2008 are also available on the Company’s website at www.brookdaleliving.com/proxy.

Stockholders Entitled to Vote

As of April 24, 2009, there were outstanding and entitled to vote 102,427,685 shares of our common stock, par value $0.01 per share. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 24, 2009 are entitled to vote at the Annual Meeting, including any adjournments and postponements thereof. A stockholder list will be available for examination by our stockholders at the Annual Meeting and at the principal executive offices of the Company between 9:00 A.M. and 5:00 P.M., local time, during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

Quorum; Required Vote

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on April 24, 2009 will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (“broker non-votes”) for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of nominees to our Board of Directors, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the director if a quorum is present. The affirmative vote of a majority of the shares of our common stock voting in person or by proxy at the Annual Meeting is required for approval of the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP and the proposal to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, the shares of common stock represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2009 fiscal year;

•	FOR the proposal to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated; and

•	in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With respect to the proposals to ratify the appointment of Ernst & Young LLP and to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated, abstentions from voting will have the same effect as voting against such matters and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent registered public accounting firm, but not on the proposal to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated.

Voting

You may vote by any one of the following means:

•	on the Internet;

•	by telephone;

•	by mail; or

•	in person, at the Annual Meeting.

To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

To vote by telephone, registered shareholders should dial (800) 690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

•	by Internet: www.proxyvote.com

•	by phone: (800) 579-1639

•	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on June 22, 2009. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.  Submitting your vote by mail or via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxy

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with our Secretary at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions.  For directions to the Annual Meeting, please contact our Investor Relations Department at (615) 221-2250.

Persons Making the Solicitation

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors of Brookdale. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of the director nominees named herein;

•	FOR the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2009 fiscal year; and

•	FOR the proposal to approve the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as amended and restated.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

The first proposal is to elect three Class III directors to hold office for a term of three years and until their respective successors are duly elected and qualified.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors may determine by resolution adopted by a majority of the Board of Directors then in office the number of directors which constitute our Board of Directors. The number of directors is currently fixed at eight. Our Board of Directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2011, 2010 and 2009, respectively.

The Board of Directors has unanimously proposed Jeffrey R. Leeds, Mark J. Schulte and Dr. Samuel Waxman as nominees for re-election as Class III directors. If elected at the Annual Meeting, each of Messrs. Leeds and Schulte and Dr. Waxman will hold office until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board of Directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the election of Messrs. Leeds and Schulte and Dr. Waxman.

The Board of Directors recommends that you vote FOR the election of each of Messrs. Leeds and Schulte and Dr. Waxman to serve as directors until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified.

Information Concerning Directors and Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees. See “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement for a description of securities beneficially owned by our directors, including the director nominees, as of April 24, 2009.

Name	Age	Position with Brookdale	Class
Wesley R. Edens	47	Chairman of the Board of Directors	Class I
Frank M. Bumstead	67	Director	Class I
Jackie M. Clegg	47	Director	Class II
Tobia Ippolito	44	Director	Class II
Jeffrey R. Leeds	63	Director	Class III
Mark J. Schulte	55	Director	Class III
James R. Seward	56	Director	Class II
Dr. Samuel Waxman	72	Director	Class III

Wesley R. Edens has served as Chairman of our Board of Directors since August 2005. He has been a principal and the chairman of the management committee of Fortress Investment Group LLC (“Fortress”) since co-founding Fortress in May 1998. Mr. Edens has primary investment oversight of Fortress’ private equity and publicly traded alternative businesses. He began his career at Lehman Brothers, where he ran the mortgage trading area as a partner and managing director.  He then joined BlackRock Financial Management to form his first private equity fund, BlackRock Asset Investors.  He spent a year at UBS as managing director in the Principal Finance Group, and then left in 1998 when he and two principals founded Fortress.  Mr. Edens serves as chairman of the board of directors of each of Aircastle Limited, Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited, Newcastle Investment Corp., and Seacastle Inc. and as a director of GAGFAH S.A. and Penn National Gaming Inc.

Frank M. Bumstead became a member of our Board of Directors in August 2006. Prior to our acquisition of American Retirement Corporation, or ARC, Mr. Bumstead served as the Lead Director of ARC. Mr. Bumstead had been a member of the Board of Directors of ARC for 11 years. Since 1989, Mr. Bumstead has been President or Chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters and producers in the music industry. From 1993 to December 1998, Mr. Bumstead also served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an

investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead is a director of Syntroleum Corporation.

Jackie M. Clegg became a member of our Board of Directors in November 2005. Ms. Clegg has served as the Managing Partner of the strategic consulting firm Clegg International Consultants, LLC since August 2001. Prior to that, from June 1997 through July 2001, Ms. Clegg was Vice Chair of the Board of Directors, First Vice President and for a time Chief Operating Officer of the Export-Import Bank of the United States, the official export credit institution of the United States government. Ms. Clegg currently serves as a director and as an Audit Committee member of CME Group Inc., the parent company of the Chicago Mercantile Exchange, and Cardiome Pharma Corp.  Ms. Clegg also currently serves on the Board of Directors of Blockbuster Inc. and Javelin Pharmaceuticals, Inc.  She previously served as Chair of the Audit Committees of the Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. and has also chaired numerous special committees for mergers, acquisitions and financing transactions.

Tobia Ippolito became a member of our Board of Directors in February 2009. Mr. Ippolito has served as a managing director of Fortress since April 2006. Prior to joining Fortress, he was the Chief Financial Officer of Cendant Car Rental Group from 2003 to 2006. From 1993 to 2003, Mr. Ippolito held various positions at Cendant, including Chief Accounting Officer and Senior Vice President, Strategic Acquisitions. Prior to Cendant, he was with PricewaterhouseCoopers from 1986 to 1993, where he served clients in the pharmaceutical and healthcare industries, including Johnson & Johnson. Mr. Ippolito has served on the boards of numerous privately held companies that have operated in the hospitality, travel and leisure, marketing and financial services industries. He is a certified public accountant.

Jeffrey R. Leeds became a member of our Board of Directors in November 2005. Mr. Leeds is currently a self-employed consultant, having retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, in which capacities he served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. He joined GreenPoint after 14 years with Chemical Bank, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist. Mr. Leeds serves as a director and chairs the Audit Committee of Och-Ziff Capital Management Group LLC and is also a director and Audit Committee member of United Western Bancorp, a community bank holding company located in Denver, Colorado.

Mark J. Schulte became a member of our Board of Directors in February 2008.  Mr. Schulte served as our Co-Chief Executive Officer from July 2006 until February 2008. He previously served as our Chief Executive Officer from August 2005 until July 2006. Mr. Schulte also previously served as Chief Executive Officer and as a member of the Board of Directors of Brookdale Living Communities, Inc., or BLC, since 1997, and was also Chairman of the Board of BLC from September 2001 to June 2005. From January 1991 to May 1997, he was employed by BLC’s predecessor company, The Prime Group, Inc., in its Senior Housing Division, most recently serving as its Executive Vice President, with primary responsibility for overseeing all aspects of Prime’s Senior Housing Division. He is a former Chairman of the American Seniors Housing Association, or ASHA, and remains on ASHA’s board of directors. Mr. Schulte is licensed to practice law in the State of New York.

James R. Seward became a member of our Board of Directors in November 2008.  Since 2000, Mr. Seward has been a private investor consultant. Previously, Mr. Seward was Chief Executive Officer and President of SLH Corporation and Chief Financial Officer of Seafield Capital Corporation, both of which were publicly-traded investment holding companies.  Mr. Seward, a Chartered Financial Analyst, currently serves on the board of directors of Syntroleum Corporation, a synthetic and renewable fuels processor, and is Chairman of the Board of Trustees of Tamarack Funds Trust, a registered investment company.

Dr. Samuel Waxman became a member of our Board of Directors in November 2005. Since 1983, Dr. Waxman has served as a professor at Mount Sinai School of Medicine where he directs a multidisciplinary cancer research laboratory and currently serves as the Distinguished Service Professor. In addition, since July 1980, Dr. Waxman has served as the Founder and Scientific Director of the Samuel Waxman Cancer Research Foundation, which supports an international program of collaborative scientists. He is also the president of Samuel Waxman M.D. P.C. Dr. Waxman earned his M.D. Summa Cum Laude from Downstate Medical Center of the State University of New York and completed all clinical and research training at Mount Sinai Hospital in New York.

Legal Proceedings Involving Directors, Officers or Affiliates

In connection with the sale of certain communities to Ventas Realty Limited Partnership (“Ventas”) in 2004, two legal actions have been filed.  The first action was filed on September 15, 2005, by current and former limited partners in 36 investing partnerships in the United States District Court for the Eastern District of New York captioned David T. Atkins et al. v. Apollo Real Estate Advisors, L.P., et al. (the “Action”). On March 17, 2006, a third amended complaint was filed in the Action. The third amended complaint was brought on behalf of current and former limited partners in 14 investing partnerships. It names as defendants, among others, the Company, BLC, one of our subsidiaries, GFB-AS Investors, LLC (“GFB-AS”), a subsidiary of BLC, the general partners of the 14 investing partnerships, which are alleged to be subsidiaries of GFB-AS, Fortress, an affiliate of our largest stockholder, and R. Stanley Young, our former Chief Financial Officer. The nine count third amended complaint alleged, among other things, (i) that the defendants converted for their own use the property of the limited partners of 11 partnerships, including through the failure to obtain consents the plaintiffs contend were required for the sale of communities indirectly owned by those partnerships to Ventas; (ii) that the defendants fraudulently persuaded the limited partners of three partnerships to give up a valuable property right based upon incomplete, false and misleading statements in connection with certain consent solicitations; (iii) that certain defendants, including GFB-AS, the general partners, and our former Chief Financial Officer, but not including the Company, BLC, or Fortress, committed mail fraud in connection with the sale of communities indirectly owned by the 14 partnerships at issue in the Action to Ventas; (iv) that certain defendants, including GFB-AS and our former Chief Financial Officer, but not including the Company, BLC, the general partners, or Fortress, committed wire fraud in connection with certain communications with plaintiffs in the Action and another investor in a limited partnership; (v) that the defendants, with the exception of the Company, committed substantive violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”); (vi) that the defendants conspired to violate RICO; (vii) that GFB-AS and the general partners violated the partnership agreements of the 14 investing partnerships; (viii) that GFB-AS, the general partners, and our former Chief Financial Officer breached fiduciary duties to the plaintiffs; and (ix) that the defendants were unjustly enriched. The plaintiffs asked for damages in excess of $100.0 million on each of the counts described above, including treble damages for the RICO claims. On April 18, 2006, we filed a motion to dismiss the claims with prejudice. On April 30, 2008, the court granted our motion to dismiss the third amended complaint, but granted the plaintiffs’ motion for leave to amend. Subsequently, the parties agreed to settle the case and the case was formally dismissed by the court on November 3, 2008.

A putative class action lawsuit was also filed on March 22, 2006 by certain limited partners in four of the same partnerships involved in the Action in the Court of Chancery for the State of Delaware captioned Edith Zimmerman et al. v. GFB-AS Investors, LLC and Brookdale Living Communities, Inc. (the “Second Action”). On November 21, 2006, an amended complaint was filed in the Second Action. The putative class in the Second Action consists only of those limited partners in the four investing partnerships who were not plaintiffs in the Action. The Second Action names as defendants BLC and GFB-AS. The complaint alleges a claim for breach of fiduciary duty arising out of the sale of communities indirectly owned by the investing partnerships to Ventas and the subsequent lease of those communities by Ventas to subsidiaries of BLC. The plaintiffs seek, among other relief, an accounting, damages in an unspecified amount, and disgorgement of unspecified amounts by which the defendants were allegedly unjustly enriched. On December 12, 2006, we filed an answer denying the claim asserted in the amended complaint and providing affirmative defenses.  On December 27, 2006, the plaintiffs moved to certify the Second Action as a class action.  Subsequent to December 31, 2008, the parties agreed to settle the case.  A release has been signed by the parties and the stipulation and order for dismissal is awaiting the court’s signature.

There are no other legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence

Our Board of Directors has affirmatively determined that Ms. Clegg, Messrs. Bumstead, Leeds and Seward and Dr. Waxman are “independent” under Section 303A.02(b) of the New York Stock Exchange, or NYSE, listing standards because none of them had a material relationship with Brookdale. Our Board had also previously determined that Jeffrey G. Edwards was independent.  Mr. Edwards resigned as a member of our Board of Directors effective November 4, 2008.  In making these determinations, our Board of Directors considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

The NYSE rules require that the Board of Directors consist of a majority of “independent directors” and that the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board of Directors consist entirely of “independent directors.” Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board of Directors, and a director of Brookdale only qualifies as “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Brookdale (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brookdale). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•
A director who is an employee, or whose immediate family member is an executive officer, of Brookdale (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•
A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Brookdale (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Brookdale; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who personally works on Brookdale’s audit; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Brookdale’s audit within that time;

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Brookdale’s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Brookdale for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership of a significant amount of Brookdale’s stock, by itself, does not constitute a material relationship.

The Board of Directors has not established additional guidelines to assist it in determining whether a director has a material relationship with Brookdale under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board of Directors, when assessing the materiality of a director’s relationship with Brookdale, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

There were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by our Board of Directors in making the required independence determinations. None of the directors or nominees that were deemed independent had any relationship with us (other than as a director or stockholder).

Compensation of Directors

2008 Director Compensation Program

During 2008, we paid an annual director’s fee to each of the members of our Board of Directors (other than Mr. Edens and William B. Doniger) equal to $30,000, payable semi-annually. Mr. Doniger resigned as a member of the Board of Directors effective as of February 25, 2009.  Members of our Board of Directors were also reimbursed for reasonable costs and expenses incurred in attending board and committee meetings. In addition, an annual fee of $5,000 was paid to the chairs of each of the Audit and Compensation Committees of our Board of Directors, which fee was also payable semi-annually. Affiliated directors were not separately compensated by us.

For 2008, as in previous years, our Board of Directors determined that the fees payable to our directors would be paid by the issuance of vested common stock under our Omnibus Stock Incentive Plan, rather than in cash, provided that any such issuance did not prevent any independent director from being determined to be independent. For the grants that were made on January 10, 2008 (representing payment for service during the second half of 2007), the number of shares issued was based on the closing market price of the Company’s common stock on the date of grant. For purposes of determining the number of shares to be issued for the director retainer grants made on July 10, 2008 (representing payment for service during the first half of 2008) and January 12, 2009 (representing payment for service during the second half of 2008), the Compensation Committee took into account the Company’s depressed stock price and determined that it was not appropriate to use the then-existing share price.  Instead, the Committee determined that it was appropriate to use the same price that was used to determine the number of shares granted to most of the Company’s management-level employees during 2008.  Accordingly, the Compensation Committee used a price of $25.05 per share to determine the number of shares that would be issued for each of these director retainer grants, which resulted in fewer shares being granted to each of the directors than if the Company had used the closing market price on the grant dates for these shares.

Mr. Schulte was elected to serve as a member of our Board of Directors on February 7, 2008.  Our Board determined that Mr. Schulte would be eligible to receive the annual director’s fee, as described above.  In addition, as described elsewhere in this proxy statement, we agreed to provide, at our expense, continued group health plan coverage for Mr. Schulte and his dependents for so long as he serves as a non-employee director or until March 3, 2009, whichever is longer.

Each director of the Company who is not (i) an officer or employee of the Company or of any of its parents or subsidiaries or (ii) the beneficial owner, whether directly or indirectly, of ten percent or more of our common stock (an “eligible director”) is eligible to receive additional stock grants under our Omnibus Stock Incentive Plan. Each member of our Board of Directors who was an eligible director immediately prior to the consummation of our initial public offering was granted 15,790 shares of common stock (the “initial directors’ share grants”) on the first day following the consummation of the initial public offering, which shares vested in three equal portions on the last day of each of the Company’s 2006, 2007 and 2008 fiscal years (except as noted below with respect to Mr. Edwards).  Pursuant to these arrangements, 63,160 shares of our common stock in the aggregate (or 15,790 shares each) were granted to Ms. Clegg, Messrs. Edwards and Leeds and Dr. Waxman on the first day following the consummation of our initial public offering on November 22, 2005. In addition, Mr. Bumstead, who became a director effective August 11, 2006, was granted 6,459 shares of common stock on the date he joined the board, which shares vest (or vested) in three equal portions on December 31, 2007, December 31, 2008 and December 31, 2009, provided he is still serving as of the applicable vesting date.  In connection with Mr. Edwards’ resignation, the Compensation Committee accelerated the vesting of the 5,263 shares that were initially scheduled to vest on December 31, 2008 to November 4, 2008.  Each eligible director holding shares of restricted stock is also entitled to any dividends that become payable on such shares during the restricted period so long as such director continues to serve us as a director as of the applicable record dates.

Mr. Seward became a member of our Board of Directors effective November 4, 2008.  In connection with his election, the Compensation Committee awarded him 15,790 shares of restricted stock on December 30, 2008.  The shares will vest ratably in three installments on November 19, 2009, November 19, 2010 and November 19, 2011, provided he is still serving as of the applicable vesting date.  The Compensation Committee determined that Mr. Seward would also be eligible to receive the other compensation provided to our non-affiliated directors.

The following table sets forth certain summary information for the year ended December 31, 2008 with respect to the compensation awarded to, earned by, or paid to our directors (other than Mr. Schulte).  Information regarding compensation awarded to, earned by, or paid to Mr. Schulte is included in “Compensation of Executive Officers” below. The amounts included in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), but disregarding the estimate of forfeitures related to service-based vesting conditions, for all outstanding awards of restricted stock.  The table below excludes the following amounts relating to dividends paid during 2008 on unvested shares held by certain of the directors:  $5,383 for Mr. Bumstead; and $6,579 for each of Ms. Clegg, Messrs. Edwards and Leeds and Dr. Waxman.  Although dividends on unvested shares of stock were viewed by the Compensation Committee as part of each director’s total compensation, such amounts are excluded from the table because the full dollar value of the dividends is factored into the grant date fair value of each restricted stock award granted to the directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Total ($)
Wesley R. Edens (4)	-	-	-
William B. Doniger (4)(5)	-	-	-
Frank M. Bumstead	-	114,365	114,365
Jackie M. Clegg	-	122,231	122,231
Jeffrey G. Edwards (6)	-	145,747	145,747
Tobia Ippolito (4)(7)	-	-	-
Jeffrey R. Leeds	-	126,507	126,507
James R. Seward (8)	-	171	171
Dr. Samuel Waxman	-	122,231	122,231

(1)	The grant date fair value of each equity award granted during 2008, computed in accordance with FAS 123R, is as follows:

Name	Number of Shares of Stock Granted (#)	Grant Date Fair Value of Stock Awards ($)
Mr. Bumstead	578	14,999
	598	10,668
Ms. Clegg	578	14,999
	598	10,668
Mr. Edwards	674	17,490
	698	12,452
Mr. Leeds	674	17,490
	698	12,452
Mr. Seward	15,790	93,477
Dr. Waxman	578	14,999
	598	10,668

(2)	The aggregate number of unvested stock awards held by each director at December 31, 2008 (after giving effect to shares vesting on that date) is as follows:

Name	Aggregate Number of Unvested Stock Awards (#)
Mr. Bumstead	2,153
Ms. Clegg	-
Mr. Edwards	-
Mr. Leeds	-
Mr. Seward	15,790
Dr. Waxman	-

(3)
There were no forfeitures of stock awards held by the directors during 2008.  See Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a summary of the assumptions made in the valuation of restricted stock awards.

(4)	Messrs. Edens, Doniger and Ippolito, as affiliated directors, do not receive compensation from us for service as members of the Board of Directors.
(5)	Mr. Doniger resigned as a member of our Board of Directors effective February 25, 2009.
(6)
Mr. Edwards resigned as a member of our Board of Directors effective November 4, 2008.  In connection with his resignation, the Compensation Committee accelerated the vesting of Mr. Edwards’ outstanding restricted stock award that was initially scheduled to vest on December 31, 2008.  As a result of the Compensation Committee’s action, 5,263 shares vested on November 4, 2008.

(7)	Mr. Ippolito became a member of our Board of Directors effective February 25, 2009.
(8)	Mr. Seward became a member of our Board of Directors effective November 4, 2008.

2009 Director Compensation Program

Effective January 1, 2009, our Board of Directors revised the compensation program for our non-affiliated directors.  Under the new program, each director will receive an annual cash retainer of $100,000.  Any director serving as Lead Outside Director will receive an additional annual cash retainer of $20,000, the Chair of the Audit Committee will receive an additional annual cash retainer of $15,000 and the chairs of any other committees of the Board will each receive an additional annual cash retainer of $10,000.  Each Board and committee member will also receive a $1,500 cash meeting fee for each Board and committee meeting that he or she attends (whether he or she attends in person or telephonically).  All cash amounts are payable quarterly in arrears, with payments to be made on April 1, July 1, October 1 and January 1.

Under the new compensation program, each director also has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of their quarterly cash compensation.  Any immediately vested shares or restricted stock units will be issued at the same time that cash payments are made.  The number of shares or restricted stock units to be issued will be based on the closing price of the Company’s common stock on the date of issuance (i.e., April 1, July 1, October 1 and January 1), or if such date is not a trading date, on the previous trading day’s closing price.  Fractional amounts will be paid in cash.  Each restricted stock unit will be payable in the form of one share of the Company’s common stock following the director’s termination of service as a member of the Company’s Board of Directors.

Meetings of the Board of Directors

The Board of Directors met 11 times in 2008.  Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2008.

Executive sessions of “non-management” directors, as defined under the rules of the NYSE, are required to be held regularly. Any non-management director can request that additional executive sessions be scheduled. Jeffrey G. Edwards was previously elected by our non-management directors as “Lead Outside Director” to serve as chairperson for each executive session.  He served in such capacity until his resignation as a member of our Board of Directors on November 4, 2008.  Our non-management directors have not elected another director to serve as Lead Outside Director.  Until such time as a Lead Outside Director is elected, at the beginning of each executive session, the non-management directors will designate a director to preside at that session.

Brookdale does not require directors to attend the annual stockholders’ meetings, although they are invited and encouraged to attend.  Six of the then-incumbent members of the Board of Directors attended the 2008 annual meeting of stockholders.

 Committees of the Board of Directors

Brookdale has established four separate standing committees of its Board of Directors: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee’s functions include:

•
reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•
reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

•
having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm; and

•	reviewing our risk management processes.

The Audit Committee is currently chaired by Mr. Leeds and also consists of Mr. Seward and Ms. Clegg. Mr. Edwards served as a member of the Audit Committee until his resignation on November 4, 2008.  All three current members are “independent” directors as defined under NYSE rules and under section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Leeds is an “audit committee financial expert” as defined by the rules of the SEC.

During 2008 and early 2009, Ms. Clegg served on the audit committees of more than three public companies.  Although our Board of Directors had determined that Ms. Clegg’s simultaneous service on the Company’s Audit Committee and the audit committees of more than three public companies did not impair her ability to effectively serve on the Company’s Audit Committee, as of the date hereof, Ms. Clegg no longer serves on the audit committees of more than three public companies. No other member of the Audit Committee has simultaneously served on the audit committees of more than three public companies. In 2008, the Audit Committee held five meetings.  The report of the Audit Committee is included on page 46.

The Board of Directors has adopted a written charter for the Audit Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

Compensation Committee

The Compensation Committee’s functions include:

•	reviewing and approving the restricted stock and other equity-related grants for our directors, officers, key employees and consultants;

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, evaluating the Chief Executive Officer’s and other executive officers’

performance in light of those goals and objectives, and determining the Chief Executive Officer’s and other executive officers’ compensation based on that evaluation;

•	recommending to the Board of Directors the compensation of our non-employee directors; and

•	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan and Associate Stock Purchase Plan.

The Compensation Committee is currently chaired by Mr. Bumstead and also consists of Mr. Leeds and Dr. Waxman. Mr. Edwards served as a member and as Chair of the Compensation Committee until his resignation on November 4, 2008.  All three current members are “independent” directors as defined under the NYSE rules. In 2008, the Compensation Committee held 12 meetings.  The report of the Compensation Committee is included on page 38.

The Board of Directors has adopted a written charter for the Compensation Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

Investment Committee

The Investment Committee reviews and approves certain investments and proposed transactions on behalf of the Board of Directors and performs such other responsibilities as may be delegated to it by the Board of Directors from time to time.  Mr. Edens serves as the chair of the Investment Committee and Mr. Ippolito serves as the only other member.  Mr. Doniger served as a member of the Investment Committee until his resignation on February 25, 2009.  The Investment Committee held 11 meetings during 2008.

The Board of Directors has adopted a written charter for the Investment Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:

•
reviewing the performance of the Board of Directors and incumbent directors and making recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;

•	advising the Board of Directors with respect to the corporate governance principles applicable to Brookdale; and

•	overseeing the evaluation of the Board of Directors and Brookdale’s management.

The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Mr. Leeds and Dr. Waxman. All three members are “independent” directors as defined under the NYSE rules. In 2008, the Nominating and Corporate Governance Committee held six meetings.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com. In addition, a copy of the charter is available in print to any stockholder by request to the following address: Brookdale Senior Living Inc., Attention: Secretary, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate and necessary characteristics, skills and experience of the Board of Directors, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board of Directors in making its decisions as to prospective candidates to the Board of Directors. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Brookdale’s business, and educational and professional background. The committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale’s business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates.

Each of the nominees for election as director at the Annual Meeting as described in this proxy statement, Messrs. Leeds and Schulte and Dr. Waxman, are presently directors of Brookdale and thus are standing for re-election at the Annual Meeting.  Mr. Schulte was initially elected to the Board in February 2008 upon the recommendation of Fortress.

While the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Amended and Restated Bylaws which permit stockholders to submit recommendations for director candidates. The Board of Directors believes that it is appropriate for Brookdale not to have a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in the Amended and Restated Bylaws, as described below.

A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Brookdale (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, the notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person’s name, age, business and residence address, the person’s principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must also include any other information relating to the stockholder or to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Chairman of the Board of Directors determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

A person must own shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above for the nomination to be valid under the Amended and Restated Bylaws. Stockholders should submit the notice described above to “Brookdale Senior Living Inc. Nominating and Corporate Governance Committee” c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors.

Corporate Governance

The role of our Board of Directors is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board of Directors has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board of Directors is informed regarding Brookdale’s activities and periodically reviews, and advises management with respect to, Brookdale’s annual operating plans and strategic initiatives.

The Board of Directors has adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive and Senior Financial Officers to help ensure that Brookdale abides by applicable corporate governance standards. These guidelines and codes can be accessed at the “Investor Relations” section of our website, www.brookdaleliving.com, or we will send a copy in print, at no charge, upon request addressed to our Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. Any amendment to, or waiver from, a provision of such codes of ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, will be posted on our website.

Communications from Stockholders

The Board of Directors has in place a process for security holders to send communications to the Board of Directors. Specifically, the Board of Directors will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of Brookdale’s General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.

Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. Stockholders who wish to contact any other non-management director, including the Lead Outside Director (to the extent a Lead Outside Director is subsequently elected) or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to “Any Non-Management Director”), c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) administers the Company’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, administer our Omnibus Stock Incentive Plan and Associate Stock Purchase Plan, review and approve corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, perform an annual evaluation of the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, perform an annual review of executive compensation plans, and annually review and approve all decisions regarding the compensation of executive officers. In addition, the Committee is responsible for annually evaluating the appropriate level of compensation for non-employee directors.  The Committee’s charter reflects these responsibilities and provides that the Committee and the Board of Directors will periodically review and, if appropriate, revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year and also takes action by written consent. The Committee Chairman reports on Committee actions and recommendations to the Board of Directors. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist it and to delegate authority to subcommittees as it deems appropriate.

During 2007, the Committee initially engaged Compensation Strategies, Inc., a third-party compensation consultant, for the limited purpose of conducting a review of the structure of our executive compensation program.  The Committee recently re-engaged Compensation Strategies, Inc. for the purpose of conducting a more thorough review of our executive officer and director compensation programs.  The Committee may elect in the future to expand the scope of the engagement of Compensation Strategies, Inc. or to retain another compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans and programs.

Certain of our executive officers, including our Chief Executive Officer, participate in Committee meetings (excluding executive sessions of the Committee) and assist the Committee in fulfilling its responsibilities regarding executive and director compensation.  In that regard, our executive officers may provide information to the Committee and make recommendations to the Committee regarding compensation programs and levels (including recommendations regarding proposed equity grants).  Our Chief Executive Officer typically recommends to the Committee any changes in the compensation of our other executive officers.  Nevertheless, the Committee retains the ultimate authority and responsibility for determining the form and amount of executive compensation.  The Committee recommends to the full Board of Directors the form and amount of director compensation.

Throughout this proxy statement, we refer to W.E. Sheriff, our Chief Executive Officer, Mark J. Schulte, our former Co-Chief Executive Officer, Mark W. Ohlendorf, our Co-President and Chief Financial Officer, John P. Rijos, our Co-President and Chief Operating Officer, T. Andrew Smith, our Executive Vice President, General Counsel and Secretary, and Bryan D. Richardson, our Executive Vice President and Chief Administrative Officer, as our “named executive officers”.

Executive Officer Compensation Philosophy

Because we believe that our executive officers are vital to our long-term success, we strive to ensure that our executive officer compensation programs are effective in rewarding performance, retaining key executives responsible for the success of the Company and, when applicable, attracting new executives. To accomplish this objective, the Company intends to provide compensation that is:

•	Competitive Externally,

•	Fair Internally, and

•	Based upon Performance.

We have structured our executive compensation programs so that each executive receives a base salary, short-term cash incentive compensation and long-term incentive compensation. We believe that an executive’s total annual cash compensation should vary with the Company’s and the individual’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation that is awarded should be closely aligned with our stockholders’ interests. Thus, long-term incentive compensation should be generally comprised of equity-based awards, the value of which cannot be realized immediately and depends upon the long-term performance of the Company.

2008 Named Executive Officer Compensation

As noted above, during 2007, the Committee engaged a compensation consultant for the limited purpose of conducting a review of the structure of our executive compensation program.  In that regard, the consultant analyzed the basic structure and operation of the various elements of our existing compensation program. The consultant also completed a basic market study of the levels and structure of compensation provided to executives in similarly-titled roles at comparable companies. Although the results of the study were made available to the Committee, the Committee did not utilize the information from the study to benchmark any elements or levels of our named executive officers’ compensation.

Based on the results of the review described above, discussions with management and the Committee’s own analysis, in 2008, the Committee adopted certain changes to the compensation program for the named executive officers.  In particular, the Committee modified several of the components of our executive compensation program in order to ensure that the program appropriately rewarded individual performance, was externally competitive and internally fair, and provided an appropriate level of retentive value.

For 2008, the total annual compensation for the Company’s current named executive officers consisted of base salary, an annual performance-based cash incentive opportunity (for each named executive officer other than Mr. Sheriff), long-term incentive compensation in the form of both time-based and performance-based restricted stock awards, and dividends on unvested shares of restricted stock, as described below:

•	Base Salary

During 2008, the Committee believed that an executive’s total compensation should be more heavily weighted toward variable, performance-based compensation.  As such, base salary amounts were generally lower than those of comparable executives in comparable businesses and generally comprised the smallest portion of total compensation (other than with respect to Mr. Smith, as described below). In setting relatively low base salary amounts, however, the Committee also recognized that the executive officers would be receiving dividends on unvested restricted shares during 2008.  Once base salary is fixed, it does not generally depend on the Company’s performance; however, subject to employment agreement provisions, it remains adjustable, based on individual performance.

•	Annual Cash Incentive Opportunity

The purpose of annual performance-based compensation is to motivate and reward executives for their contributions to the Company’s performance for the applicable year by providing them with the opportunity to receive an annual cash bonus. For 2008, this was accomplished by making a portion of our named executive officers’ compensation variable and dependent upon Company performance, along with a smaller portion dependent upon individual performance.

•	Long-term Incentive Compensation

The purpose of long-term incentive compensation is to align an executive’s long-term goals with those of our stockholders. With respect to long-term incentive compensation, during 2008, we used both time-based and performance-based restricted stock to encourage employees to focus on the Company’s growth and an increase in stock value. We have never granted stock options and have no current plans to do so. Additionally, as a retention tool, restricted stock retains value to the employee irrespective of any movement in stock price. This encourages employees to remain with the Company during the restricted period and to continue to work to achieve the Company’s long-term goals for growth and profitability.

•	Dividends on Unvested Shares of Restricted Stock

Throughout its history, the Company has generally paid dividends on its common stock.  Our Board of Directors suspended the Company’s quarterly cash dividend in late 2008.  In establishing the compensation program for 2008, the Committee considered the payment of dividends on unvested shares of restricted stock to be an important component of the total compensation package for our named executive officers.  Each of our named executive officers was eligible to receive dividends on unvested shares of restricted stock granted to them, subject to the Committee’s approval at the time of grant.

As discussed more fully below, Mr. Schulte resigned in his capacity as Co-Chief Executive Officer on February 7, 2008 and was elected to serve as a member of our Board of Directors as of such date.  He resigned as an employee of the Company effective March 3, 2008.  As such, he was not eligible to receive an annual cash incentive opportunity or additional long-term incentive compensation for service as an employee during 2008.  Mr. Schulte’s annual base salary prior to the effective date of his resignation as an employee was $200,000.  He was also eligible to receive dividends on unvested shares of restricted stock.

2008 Base Salaries and Annual Cash Incentive Opportunity

The annual base salaries and target bonus amounts for our named executive officers for fiscal 2008 are set forth below:

Name	Annual Base Salary	2008 Target Bonus
W.E. Sheriff	$200,000	$—
Mark W. Ohlendorf (1)	$250,000	$400,000
John P. Rijos (1)	$250,000	$400,000
T. Andrew Smith (2)	$475,000	$300,000
Bryan D. Richardson (3)	$195,000	$148,000

(1)      The base salary of each of Messrs. Ohlendorf and Rijos was increased from $200,000 to $250,000 effectiveApril 21, 2008.
(2)      Mr. Smith’s base salary was increased from $200,000 to $475,000 effective January 30, 2008.
(3)      Mr. Richardson’s base salary was increased from $175,000 to $195,000 effective June 22, 2008.

The Committee elected to increase the base salaries of certain of the named executive officers in 2008 to maintain their total compensation (including dividends on unvested shares) at a competitive level. Mr. Smith’s salary was increased in recognition of his unique role at the Company and in order to maintain his total base cash compensation at a competitive level.

With respect to Mr. Sheriff, the Committee determined that his compensation should be more significantly weighted toward long-term incentive compensation. Accordingly, the Committee elected to maintain his base salary at its 2007 level. In addition, at Mr. Sheriff’s request, the Committee determined that he would not be eligible to participate in the 2008 cash bonus program. A summary of the long-term incentive compensation awarded to Mr. Sheriff is set forth below.

In addition to the changes noted above, the Committee decided to alter the structure of the 2008 bonus programs for the named executive officers from the programs that were in effect for 2007. Under the 2007 compensation program for Messrs. Ohlendorf, Rijos and Smith, equity awards were to be granted as a part of any bonus payout and the eligible officers were not entitled to separate grants of restricted stock as part of their total compensation package. For 2008 (as described in detail below), each of these named executive officers received grants of restricted stock as a separate part of his total compensation package, and the bonus program was restructured as a cash-only program (except as described below with respect to achievement in excess of the targeted level of performance). The amount of target bonus opportunities for 2008 were lowered as a result of the fact that equity grants were made separately from, and not as a part of, the annual bonus plan. The Committee established the target bonus opportunities for Messrs. Ohlendorf and Rijos at a level greater than Mr. Smith’s target bonus opportunity in an effort to more closely align each such executive’s total annual potential cash compensation.

For 2008, the cash bonus for each of Messrs. Ohlendorf, Rijos and Smith was to be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee.  Eighty-five percent (85%) of the target bonus opportunity was based on the Company’s achievement of Cash From Facility Operations, or CFFO, per share targets during 2008. Achievement of the targeted level of performance would require significant growth in CFFO and management therefore viewed the performance targets to be challenging (particularly given the then-existing market and economic conditions).  For purposes of our 2008 bonus programs, the CFFO per share performance targets were defined as the Company’s publicly-reported CFFO per share, as adjusted to exclude certain acquisition and integration expenses.

Unlike the 2007 bonus plan for these officers, which was entirely based on Company performance, the 2008 bonus plan also incorporated individual objectives, which comprised 15% of each officer’s target bonus opportunity (and which, if earned, would be paid irrespective of the Company’s CFFO results). The level of achievement of the individual objectives was to be determined by the Committee following year-end upon the recommendation of our Chief Executive Officer.  The individual objectives were recommended by our Chief Executive Officer and approved by the Committee and related to each executive’s area of responsibility.  The individual objectives contained both subjective and objective elements and, therefore, the determination of the level of achievement of the goals was, in part, subject to the subjective determination of our Chief Executive Officer and the Committee. For 2008, these objectives consisted of goals based on operational, marketing or support services process improvements, ancillary services growth, cost reductions, systems integration and/or cross-functional training (as applicable).

The targeted level of performance under the CFFO portion of this bonus program was CFFO per share of $2.03 for fiscal 2008, which was based on the Company’s internal business plan.  Achievement of the minimum threshold level of CFFO performance under the bonus plan would have resulted in 20% of the portion of the award subject to the CFFO targets being funded. Achievement of the targeted level of CFFO performance would have resulted in 100% of the portion of the award subject to the CFFO targets being funded. The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity. To the extent that the targeted level of performance was exceeded, the Committee retained the discretion to pay out amounts above target 50% in cash and 50% in shares of time-based restricted stock that would have vested approximately one year from the date of grant.

The actual percentage of the CFFO bonus opportunity set forth above that each named executive officer would have been eligible to receive was determined as follows:

CFFO per Share Targets	Percentage of CFFO Target Bonus Opportunity Awarded
$2.23	191%
$2.13	135%
$2.03	100%
$1.83	20%
Below $1.83	0%

Bonus opportunity percentages were to be pro-rated between the steps set forth above.

During 2008, Mr. Richardson participated in the bonus program applicable to the Company’s other Executive Vice Presidents and members of management.  Mr. Richardson’s target bonus opportunity was 80% of his annual earnings attributable to base salary.  The cash bonus for Mr. Richardson was to be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee.  Seventy-five percent (75%) of the target bonus opportunity was based on the Company’s CFFO per share for 2008.  The remaining 25% of Mr. Richardson’s target bonus opportunity (which, if earned, would be paid irrespective of the Company’s CFFO results) was based on the achievement of individual objectives. The level of achievement of the individual objectives was to be determined by the Committee following year-end upon the recommendation of our Chief Executive Officer. As with the other named executive officers, Mr. Richardson’s objectives were recommended by our Chief Executive Officer and approved by the Committee, contained both subjective and objective elements, and consisted of goals based on support services process improvements, cost reductions, systems integration and cross-functional training.

The targeted level of performance under the CFFO portion of the bonus program applicable to Mr. Richardson was also CFFO per share of $2.03 for fiscal 2008.  Achievement of the minimum threshold level of CFFO performance under this bonus plan would have resulted in 20% of the portion of the award subject to the CFFO targets being funded. Achievement of the targeted level of CFFO performance would have resulted in 100% of the portion of the award subject to the CFFO targets being funded. The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity.

The actual percentage of the CFFO bonus opportunity set forth above that Mr. Richardson would have been eligible to receive was determined as follows:

CFFO per Share Targets	Percentage of CFFO Target Bonus Opportunity Awarded
$2.23	200%
$2.13	135%
$2.03	100%
$1.95	60%
$1.83	20%
Below $1.83	0%

Bonus opportunity percentages were to be pro-rated between the steps set forth above.

2008 Annual Cash Incentive Results

Following the end of the 2008 fiscal year, the Committee determined that none of the named executive officers were eligible for a bonus payout under the CFFO based portion of the 2008 bonus program, as the Company’s actual level of CFFO per share for 2008 was below the minimum threshold level of performance.  Based upon Mr. Sheriff’s recommendation and the Committee’s own evaluation of each named executive officer’s performance against the individual performance objectives that had been previously established, the Committee also determined that each named executive officer had earned 90% of the individual objectives portion of his annual bonus opportunity.

In reviewing the Company’s bonus results, the Committee recognized the difficult economic and operating environment that the Company faced in 2008 and the effects of such environment on the Company’s operating results.  In light of management’s significant contributions to the Company’s performance during this period, the Committee approved the payment of an additional discretionary bonus to each of the named executive officers and certain other members of management.  The Committee retains the discretion to adjust performance targets under its cash and equity incentive programs and/or to award a bonus (or vest or issue shares) absent achievement of the relevant performance targets.  To date, the Committee has not established any guidelines regarding the use of discretion, nor has it established a maximum amount for any adjustment that it may choose to make.

The amounts paid to each named executive officer with respect to the 2008 bonus opportunity are set forth below.

Name	CFFO Achievement Bonus Payment	Individual Objectives Bonus Payment	Discretionary Bonus Payment	Total Bonus Payment
Mark W. Ohlendorf	-	$54,000 (1)	$60,000	$114,000
John P. Rijos	-	$54,000 (1)	$60,000	$114,000
T. Andrew Smith	-	$40,500 (2)	$60,000	$100,500
Bryan D. Richardson	-	$33,300 (3)	$9,620	$42,920

(1)      Ninety percent (90%) of the individual target of $60,000.
(2)      Ninety percent (90%) of the individual target of $45,000.
(3)      Ninety percent (90%) of the individual target of $37,000.

2008 Long-Term Incentive Awards

In April 2008 and July 2008 (with respect to Mr. Richardson), as part of each named executive officer’s total compensation package for 2008, the Committee granted each such officer shares of performance-based and time-based restricted stock.  The number of shares awarded to each officer is set forth below.

Name	No. of Performance-Based Shares Awarded	No. of Time-Based Shares Awarded
W.E. Sheriff	50,000	50,000
Mark W. Ohlendorf	25,000	25,000
John P. Rijos	20,000	20,000
T. Andrew Smith	25,000	25,000
Bryan D. Richardson	4,491	7,485

With respect to each named executive officer other than Mr. Richardson, the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012, subject to the officer’s continued employment and, with respect to the performance-based shares, dependent upon the level of achievement of performance goals established for each tranche by the Committee.  With respect to Mr. Richardson, the time-based shares vest in four installments on May 20, 2009 (1,497 shares), May 20, 2010 (1,497 shares), May 20, 2011 (1,497 shares) and May 20, 2012 (2,994 shares), subject to continued employment.  The performance-based shares granted to Mr. Richardson vest ratably in three installments on May 20, 2009, May 20, 2010 and May 20, 2011, subject to continued employment and dependent upon the level of achievement of performance goals established for each such tranche by the Committee.

The performance targets for the first tranche of performance-based shares were based on the Company’s CFFO per share for 2008 and were consistent with the targets established for the 2008 annual cash bonus plan.  For Messrs. Sheriff, Ohlendorf, Rijos and Smith, achievement of the minimum threshold level of CFFO performance would have resulted in the vesting of 20% of the shares in the first performance-based tranche.  For Mr. Richardson, achievement of the minimum threshold level of CFFO performance would have resulted in the vesting of 25% of the shares in the first performance-based tranche.  Achievement of the targeted level of CFFO performance would have resulted in the vesting of 100% of the shares in the first performance-based tranche.  The percentage of shares vesting in each tranche are to be pro-rated between the minimum threshold and target levels of performance.  Any performance-based shares which do not vest in any tranche will be forfeited.  The performance targets for the tranches scheduled to vest in 2010, 2011 and 2012 (as applicable) are to be set by the Committee during the first quarter of 2009, 2010 and 2011.

For Messrs. Sheriff, Ohlendorf, Rijos and Smith, the actual percentage of shares that would vest with respect to the first annual performance-based tranche was as follows:

CFFO per Share Targets	Percentage of Shares Vesting
$2.03	100%
$1.97	75%
$1.91	50%
$1.83	20%
Below $1.83	0%

For Mr. Richardson, the actual percentage of shares that would vest with respect to the first annual performance-based tranche was as follows:

CFFO per Share Targets	Percentage of Shares Vesting
$2.03	100%
$1.97	75%
$1.91	50%
$1.85	25%
Below $1.85	0%

All of the shares in the first tranche of the performance-based grants made to the named executive officers in 2008 will be forfeited, as the Company did not achieve the minimum threshold level of CFFO performance during 2008.

2008 Dividends on Unvested Shares of Restricted Stock

During 2008, our named executive officers received the following amounts as dividends on unvested shares of restricted stock previously awarded to them:  $341,378 for Mr. Sheriff; $112,248 for Mr. Schulte; $291,943 for Mr. Ohlendorf; $280,724 for Mr. Rijos; $143,750 for Mr. Smith; and $80,835 for Mr. Richardson.  Our named executive officers also received dividends on vested shares of stock, but the Committee did not view such dividends as part of such officers’ compensation, as all stockholders are entitled to receive any dividends that are declared on vested shares of our common stock.

Amendment to Outstanding Performance-Based Shares

Messrs. Sheriff and Richardson previously received grants of 199,802 and 42,012 performance-based shares of restricted stock, respectively, in connection with the Company’s acquisition of ARC in 2006.  Mr. Smith received a grant of 20,000 performance-based shares in connection with his employment by the Company in 2006.  Up to 50% of these shares were originally eligible to vest on December 31, 2008 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2007 was achieved.  Up to 100% of any remaining unvested shares were originally eligible to vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 is achieved.

The net cash flow per share performance targets applicable to the first tranche of these shares were as follows:

% of Tranche Eligible to Vest on December 31, 2008	Fourth Quarter 2007 Net Cash Flow per Share Targets
0%	Less than or equal to $0.55
25%	$0.55 to $0.59
50%	$0.60 to $0.64
75%	$0.65 to $0.70
100%	Over $0.70

The Company did not achieve the minimum threshold level of performance for the fourth quarter of 2007 for the first tranche of the performance-based shares. As such, no shares were eligible to vest on December 31, 2008.

During 2008, in an effort to increase the retentive value of these awards (and in recognition that full achievement of the originally-established performance goals for the fourth quarter of 2008 was unlikely), the Committee amended the terms of the awards to provide that 65% of each outstanding performance-based award was converted to time-based vesting, such that 65% of each recipient’s total award will vest on December 31, 2009, subject only to continued employment.  The remaining 35% of each such award will continue to be subject to the originally-established performance targets based on the Company’s fourth quarter 2008 net cash flow per share.

The net cash flow per share performance targets applicable to the tranche of performance-based shares remaining eligible to vest on December 31, 2009 were as follows:

% of Performance-Based Shares Eligible to Vest on December 31, 2009	Fourth Quarter 2008 Net Cash Flow per Share Targets
0%	Less than or equal to $0.60
25%	$0.60 to $0.64
50%	$0.65 to $0.70
75%	$0.71 to $0.80
100%	Over $0.80

The Company did not achieve the minimum threshold level of performance during the fourth quarter of 2008, thus none of the performance-based shares will be eligible to vest on December 31, 2009 and all will be forfeited at that time.

Mr. Richardson also previously received a grant of 6,513 performance-based shares of restricted stock in 2007.  These shares were originally scheduled to vest ratably in four installments on May 20, 2008, May 20, 2009, May 20, 2010 and May 20, 2011, subject to continued employment.  The vesting of the first three tranches was also initially dependent upon the level of achievement of performance goals based on CFFO per share established for each such tranche in advance by the Compensation Committee.

The Company did not achieve the minimum threshold level of CFFO performance for the first tranche of these shares. As such, the first tranche of shares was forfeited on May 20, 2008.

During 2008, in an effort to increase the retentive value of this award and similar awards made to the Company’s officer-level employees (and in recognition that full achievement of the originally-established performance goals for 2008 was unlikely), the Committee amended the terms of the awards to convert 50% of the shares in each of the second and third tranches to time-based vesting, with the remaining 50% of the shares in each such tranche being subject to revised performance targets. The shares in the fourth tranche will remain subject to time-based vesting only.

The revised CFFO per share performance targets applicable to the tranche of performance-based shares for Mr. Richardson (and other officer-level employees) eligible to vest on May 20, 2009 were as follows:

CFFO per Share Targets	Percentage of Shares Vesting
$2.03	100%
$1.97	75%
$1.91	50%
$1.85	25%
Below $1.85	0%

All of Mr. Richardson’s performance-based shares in the tranche of shares eligible to vest on May 20, 2009 will be forfeited, as the Company did not achieve the minimum threshold level of CFFO performance during 2008.

2009 Named Executive Officer Compensation

During 2008, the Committee determined that it was necessary to begin transitioning the Company’s executive compensation program to a more traditional model in an effort to ensure that the program is appropriate in achieving the objectives outlined above.  In that regard, during the year, the Committee began reviewing potential changes to the structure of the program.  As noted elsewhere, the Company historically has paid base salaries that are lower than those of comparable executives in comparable companies, partially in recognition of the fact that our executives received substantial amounts of cash payments from the Company in the form of dividends on unvested shares of restricted stock.  In late 2008, our Board of Directors suspended the Company’s quarterly cash dividend.  This action accelerated the need for the Committee to pursue its review and modification of the compensation program.  In light of the reduction of annual cash compensation that each officer would experience in connection with the dividend suspension and in an effort to ensure the retention of our key executives, as an interim step (and as further described below), the Committee increased the base salaries of each of the named executive officers to provide more appropriate levels of cash compensation.  In addition, the Committee then decided to re-engage Compensation Strategies, Inc. for the purpose of conducting a more thorough review of our executive officer compensation program (particularly in light of the recent volatility in the equity markets and the changes discussed above).  The consultant completed a market study of the levels, structure and mix of the various elements of compensation provided to executives in similarly-titled roles at comparable companies. The consultant also provided an analysis of the structure and past operation of the Company’s compensation programs for our named executive officers, including an analysis of the retentive value of outstanding equity awards previously granted to the named executive officers.

The consultant utilized data from the following peer group companies in preparing its report and recommendations:  Amedisys, Inc., AmSurg Corporation, BioScrip, Inc., Catalyst Health Solutions, Inc., Chemed Corporation, Emeritus Corporation, Five Star Quality Care, Inc., Gentiva Health Services, Inc., HCP, Inc., Health Care REIT, Inc., HealthSouth Corporation, inVentiv Health, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Lincare Holdings, Inc., National HealthCare Corporation, Nationwide Health Properties, Inc., Odyssey HealthCare, Inc., Omnicare, Inc., Psychiatric Solutions, Inc., RehabCare Group, Inc., Skilled Healthcare Group, Inc., Sun Healthcare Group, Inc., Sunrise Senior Living, Inc., and Ventas, Inc.  Although the Committee did not utilize the information from the consultant’s report to benchmark formally any elements or levels of our named executive officers’ compensation, it did generally compare the levels of total compensation and individual elements of compensation provided to the Company’s executive officers to the median levels of compensation provided to executives in similarly-titled roles at the peer companies.

As a result of the Committee’s review of the consultant’s report, its discussions with management and its own deliberations, the Committee determined to modify the compensation program for our named executive officers from the program that was in effect during 2008.  For 2009, the total annual compensation for the Company’s named executive officers will consist of base salary, an annual performance-based cash incentive opportunity based on Company performance objectives, a semi-annual performance-based cash incentive opportunity based on individual performance objectives (for each named executive officer other than Mr. Sheriff), and long-term incentive compensation in the form of time-based restricted stock awards, as described below:

•	Base Salary

In prior years, our named executive officers have generally been paid lower base salaries when compared to market in light of the fact that we were a dividend-paying organization and that each named executive officer received a substantial amount of additional cash payments from the Company from dividends on unvested shares of restricted stock.  As noted above, in light of the recent suspension of our quarterly dividend and in order to remain competitive with respect to base cash compensation, the Committee determined that it was appropriate to increase the base salaries of our named executive officers.

•	Annual Cash Incentive Opportunity

The Committee continues to believe that it is appropriate to motivate and reward executives for their contributions to the Company’s performance by providing them with the opportunity to receive an annual cash bonus based on the achievement of Company performance objectives.  For 2009, each named executive officer will have the opportunity to receive an annual cash bonus dependent on the level of achievement of performance goals based on the Company’s CFFO per share.

•	Semi-Annual Cash Incentive Opportunity

In addition to the annual cash bonus opportunity based on CFFO performance objectives described above, the Committee determined to provide each of the named executive officers (other than Mr. Sheriff) with short-term cash incentive opportunities based on the achievement of individual performance objectives.  For 2009, the individual objectives bonus opportunity will be paid on a semi-annual basis dependent on the level of attainment of individual objectives established for each executive for the first and second half of the year.

•	Long-term Incentive Compensation

Given the difficulty of setting meaningful long-term performance targets in the current economic environment, for 2009, the Committee plans to use time-based restricted stock as the form of long-term incentive compensation awarded to our executives (assuming that the stockholders approve the proposal described elsewhere herein to amend our Omnibus Stock Incentive Plan at the Annual Meeting).  The Committee believes that the use of time-based restricted stock is particularly helpful in the retention of key executives and appropriately aligns the interests of our executives with the interests of our stockholders.

2009 Base Salaries

For 2009, each named executive officer will receive the annual base salary set forth below:

Name	Annual Base Salary (1)
W.E. Sheriff	$600,000
Mark W. Ohlendorf	$480,000
John P. Rijos	$480,000
T. Andrew Smith	$480,000
Bryan D. Richardson	$260,000

(1)      Salary adjustments were made effective January 1, 2009.

In establishing the levels of compensation for our named executive officers for 2009, the Committee considered the impact of the recent suspension of our quarterly dividend on each executive and, in conjunction therewith, reviewed the amount of dividends paid to each executive during 2008 on unvested shares of our common stock.  As a result of this review, the Committee adjusted the base salaries of each of the named executive officers to provide annual base salaries that were roughly comparable to the aggregate amount of salary and dividends on unvested shares that each executive had previously received.  The data provided to the Committee in the consultant’s report also indicated that the 2009 base salary amounts were roughly comparable to the median base salary amounts paid to executives in similarly-titled roles at the peer companies.

2009 Annual Cash Incentive Opportunity

As noted above, each named executive officer will be eligible to receive a cash bonus opportunity for 2009 based on Company performance.  This cash bonus opportunity will be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee based on the Company’s budgeted CFFO per share for 2009.  The target CFFO bonus amounts for our named executive officers for fiscal 2009 are set forth below:

Name	2009 Target CFFO Bonus Opportunity
W.E. Sheriff	$600,000
Mark W. Ohlendorf	$320,000
John P. Rijos	$320,000
T. Andrew Smith	$320,000
Bryan D. Richardson	$140,000

Achievement of the targeted level of performance will require growth in CFFO per share over the Company’s actual 2008 CFFO results and management therefore views the performance targets to be challenging (particularly given current market and economic conditions).  Achievement of the minimum threshold level of CFFO performance under the bonus plan would result in 20% of the award being funded.  Achievement of the targeted level of CFFO performance would result in 100% of the award being funded.  Bonus opportunity percentages will be pro-rated between the minimum threshold and target levels of performance.  The CFFO bonus plan does not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would result in a payout in excess of 100% of the target CFFO bonus opportunity.

2009 Semi-Annual Cash Incentive Opportunity

As noted above, the Committee determined that each of the named executive officers (other than Mr. Sheriff) will be eligible to receive a bonus based on the achievement of certain individual performance objectives as part of their annual cash incentive compensation.  The target individual objectives bonus amounts for the Company’s named executive officers for fiscal 2009 are set forth below:

Name	2009 Target Individual Objectives Bonus Opportunity
Mark W. Ohlendorf	$160,000
John P. Rijos	$160,000
T. Andrew Smith	$160,000
Bryan D. Richardson	$120,000

The individual objectives bonus opportunity will be payable in two semi-annual installments, dependent on the level of achievement of certain objectives established for each individual for the first and second half of 2009.  The objectives are established by the Company’s Chief Executive Officer and reviewed by the Committee at the beginning of each performance period.  The individual objectives contain both subjective and objective elements and, therefore, the determination of the level of achievement of the goals will be, in part, subject to the subjective determination of our Chief Executive Officer and the Committee. These individual objectives are intended to create near-term focus by each executive on key strategic initiatives supporting the Company’s business plan.  It is intended that the objectives will be reasonably achievable, but they will require significant additional efforts on behalf of each of the executives, and the individual objectives bonuses are therefore at risk.  The level of achievement of the individual objectives will be determined by the Committee promptly following the end of each performance period upon the recommendation of the Mr. Sheriff.  Achievement of the targeted level of performance would result in 100% of the award being funded, which represents the maximum individual objectives bonus opportunity for each executive.

2009 Long-Term Incentive Awards

Assuming that the stockholders approve the proposal described elsewhere herein to amend our Omnibus Stock Incentive Plan at the Annual Meeting, the Committee intends to grant the following shares of restricted stock to each of the named executive officers at the first Committee meeting following the Annual Meeting.  The number of shares intended to be awarded to each officer for 2009 is set forth below:

Name	No. of Shares To Be Awarded
Mark W. Ohlendorf	80,000
John P. Rijos	80,000
T. Andrew Smith	130,000
Bryan D. Richardson	60,000

The shares will vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013, subject only to an officer’s continued employment.

The number of shares to be awarded to Mr. Sheriff for 2009 will be determined by the Committee at a later date.

Based on its review of the compensation consultant’s report (including specifically the retentive value of outstanding equity awards previously granted to the named executive officers), the Committee determined that each of Messrs. Ohlendorf, Rijos and Smith should be granted 80,000 shares of restricted stock for 2009 and that Mr. Richardson should be granted 60,000 shares of restricted stock for 2009.  For reasons of internal equity and to recognize his significant contributions to the Company during 2008 and early 2009, the Committee also determined that Mr. Smith should be granted an additional 50,000 shares of restricted stock during 2009.

Section 162(m) Limits on Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its chief executive officer and each of its four most highly paid executive officers other than the chief executive officer. Certain performance-based compensation approved by stockholders is not subject to the compensation deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Stock Ownership Guidelines

During 2007, our Board of Directors initially adopted Stock Ownership Guidelines applicable to each of the Company’s officers, including our named executive officers, in an effort to further align the interests of our executives with the interests of our stockholders.  In early 2009, in light of the recent decline in the market price of the Company’s common stock, the Committee determined that the existing Guidelines were counter-productive and would not effectively align the interests of our executives with those of our stockholders.  Upon the recommendation of Compensation Strategies, Inc., the Guidelines were amended, as described below.

Under the amended Guidelines, each of our named executive officers (other than Mr. Schulte) is expected to hold at least the number of shares listed below:

Name	Ownership Guideline
W.E. Sheriff	150,000
Mark W. Ohlendorf	100,000
John P. Rijos	100,000
T. Andrew Smith	100,000
Bryan D. Richardson	50,000

The expected level of ownership may be met through stock purchased by the officer or his or her spouse in the market (whether held individually or jointly) and/or through stock received upon vesting of equity awards.  Unvested equity awards do not count toward satisfaction of the Guidelines.

Stock ownership levels should be achieved by each officer by the later of (i) May 9, 2012 (i.e., five (5) years after the initial adoption of the Guidelines) or (ii) the fifth anniversary of such officer’s appointment or promotion. Until the expected ownership level is achieved, each officer is expected to retain at least 50% of Profit Shares obtained through our stock incentive plans.  “Profit Shares” are the number of shares obtained from the vesting of restricted stock, less the number of shares an officer sells to pay all applicable income and payroll taxes in connection with such vesting.

Employment Agreements with Named Executive Officers

We entered into employment agreements with each of our named executive officers (other than Mr. Smith) in connection with our initial public offering in 2005 and, with respect to Messrs. Sheriff and Richardson, in connection with the acquisition of ARC in 2006.  We entered into an employment agreement with Mr. Smith in connection with his employment in 2006.  Other than the positions and salary and bonuses, these employment agreements are substantially the same, except as noted below.

The employment agreements have three-year initial terms (other than Mr. Smith’s employment agreement, which has a four-year initial term) at the end of which the agreements automatically extend on an annual basis for up to two additional one-year terms, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. The employment agreements provide that the executives will be entitled to all the usual benefits offered to employees at the executives’ levels including, vacation, sick time, participation in the employer’s 401(k) retirement plan and medical, dental and insurance programs, all in accordance with the terms of such plans and programs in effect from time to time.

Under the employment agreements (and except as described below), the executives’ bonuses for the first fiscal year commencing after the respective effective dates of the employment agreements were to be paid 50% in cash and 50% in restricted shares of the Company’s common stock pursuant to our Omnibus Stock Incentive Plan. After the first fiscal year following the respective effective dates of the employment agreements, the executives’ respective bonuses are to be based on achievement of certain performance standards as determined by the Committee (acting on behalf of the Board of Directors) in its discretion, and may be payable in a combination of cash and vested shares of common stock in the Committee’s discretion; however, bonus amounts that exceed the executives’ target bonuses may be paid in unvested restricted shares of Company common stock, as determined by the Committee in its discretion.

The material terms of the employment agreements for Messrs. Sheriff and Richardson are substantially similar to the material terms of the existing employment agreements between the Company and its other named executive officers, including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits, with the following described differences.  The employment agreements for Messrs. Sheriff and Richardson provide that their 2006 target bonus opportunity was to be calculated according to the 2006 bonus formula of ARC in effect prior to the Company’s acquisition of ARC, as adjusted as mutually agreed upon by the parties to give effect to the impact of the acquisition.

As a condition to entering into his employment agreement, Mr. Sheriff agreed to invest $9,508,073 in our common stock at a price of $38.07 per share, which shares were subject to an 18-month holding period. Following the purchase, Mr. Sheriff was granted a number of restricted shares equal to the number of shares he acquired pursuant to this obligation. Eighty percent (80%) of the restricted shares were originally scheduled to vest upon the attainment of performance goals and 20% of the shares were originally scheduled to vest based upon continued employment with the Company. As a condition to entering into his employment agreement, Mr. Richardson agreed to invest $1,751,898 in our common stock at a price of $38.07 per share, which shares were subject to an 18-month holding period. Following the purchase, Mr. Richardson was granted a number of restricted shares equal to the number of shares he acquired pursuant to this obligation. Seventy percent (70%) of the restricted shares were originally scheduled to vest upon the attainment of performance goals and 30% of the shares were originally scheduled to vest based upon continued employment with the Company. As described above, during 2008, the Committee amended the terms of these performance-based shares to eliminate the performance goals associated with a portion of the award, thereby making that portion of the award subject only to time-based vesting.

The material terms of Mr. Smith’s employment agreement are substantially similar to the material terms of the employment agreements between the Company and its other named executive officers, including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits, with the following described differences.  Mr. Smith was guaranteed a cash bonus for 2007 of at least $200,000 and a pro-rated cash bonus for 2006 based upon a $200,000 target.

As a condition to entering into his employment agreement, Mr. Smith agreed to invest $200,000 in our common stock at the then-current market price per share, which shares were subject to an 18-month holding period. Mr. Smith was granted 120,000 restricted shares of common stock, 20,000 of which were initially scheduled to vest upon the attainment of performance goals and 100,000 of which vested (or will vest) ratably over four years from the date of grant based upon continued employment with the Company. As described above, during 2008, the Committee amended the terms of the performance-based shares to eliminate the performance goals associated with a portion of the award, thereby making that portion of the award subject only to time-based vesting.

As discussed below, Mr. Schulte entered into a Separation Agreement and General Release in connection with his resignation, which effectively superseded his employment agreement.

See “Potential Payments Upon Termination or Change in Control” below for a summary of the provisions of the employment agreements relating to severance, termination and change in control.

Separation Agreement and General Release with Mark J. Schulte

On February 7, 2008, we entered into a Separation Agreement and General Release with Mr. Schulte, pursuant to which Mr. Schulte resigned in his capacity as Co-Chief Executive Officer of the Company effective February 7, 2008.  Pursuant to the terms of the Separation Agreement, Mr. Schulte continued serving the Company as a key employee until March 3, 2008, at which time his employment and the Employment Agreement, dated August 9, 2005, between Mr. Schulte, the Company and Brookdale Living Communities, Inc. terminated.

Pursuant to the Separation Agreement, we agreed that, subject to certain conditions, all 223,274 unvested shares of restricted stock previously granted to him under the terms of the Company’s Omnibus Stock Incentive Plan or any predecessor plan would become fully vested on March 3, 2008.  Mr. Schulte agreed not to transfer any of the newly vested shares, except to the extent required to pay taxes with respect to such vesting, before March 3, 2009.  In addition, we agreed to provide, at our expense, continued group health plan coverage for Mr. Schulte and his dependents for so long as he serves as a non-employee director or until March 3, 2009, whichever is longer.

Under the terms of the Separation Agreement, Mr. Schulte reaffirmed the various restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality previously made by him in connection with his restricted stock award agreements.  These restrictive covenants will continue to apply until the longer of the periods specified in such award agreements or the period ending nine months after the date he is no longer serving us as either an employee or as a member of our Board of Directors.

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)(3)		Total ($)
W.E. Sheriff,	2008	200,000	-		1,769,979		-		3,794		1,973,773
Chief Executive Officer(4)	2007	196,154	-		30,002	(5)	-		3,004		229,160
	2006	102,083	-		1,671,683		187,046		359,043	(6)	2,319,855

Mark J. Schulte,	2008	69,299	-		2,330,665	(8)	-		15,304	(9)	2,415,268
Former Co-Chief Executive Officer(7)	2007	200,000	-		1,123,270		-		4,678		1,327,948
	2006	196,154	-		1,146,718		50,000		3,821		1,396,693

Mark W. Ohlendorf,	2008	233,654	60,000	(10)	1,095,468		54,000	(11)	6,094		1,449,216
Co-President and Chief Financial Officer	2007	200,000	-		1,170,155		-		4,698		1,374,853
	2006	200,000	-		1,216,250		100,000		2,364		1,518,614

John P. Rijos,	2008	232,692	60,000	(10)	1,030,191		54,000	(11)	6,485		1,383,368
Co-President and Chief Operating Officer	2007	200,000	-		1,123,270		-		4,649		1,327,919
	2006	196,154	-		1,146,718		50,000		3,821		1,396,693

T. Andrew Smith,	2008	446,442	60,000	(10)	1,359,798		40,500	(11)	5,581		1,912,321
Executive Vice President, General Counsel and Secretary	2007	196,154	200,000		1,138,273	(5)	-		2,104		1,536,531

Bryan D. Richardson,	2008	185,000	9,620	(10)	624,865		33,300	(11)	6,068		858,853
Executive Vice President and Chief Administrative Officer

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), but disregarding the estimate of forfeitures related to service-based vesting conditions, for all outstanding awards of restricted stock.  There were no forfeitures of stock awards held by the named executive officers during 2008, other than with respect to Mr. Richardson, who forfeited 1,628 shares of performance-based restricted stock on May 20, 2008 due to the Company’s failure to achieve certain performance goals.  See Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a summary of the assumptions made in the valuation of restricted stock awards.

(2)
Excludes the following amounts relating to dividends paid during 2008 on unvested shares held by the named executive officers:  $341,378 for Mr. Sheriff; $112,248 for Mr. Schulte; $291,943 for Mr. Ohlendorf; $280,724 for Mr. Rijos; $143,750 for Mr. Smith; and $80,835 for Mr. Richardson.  Although dividends on unvested shares of stock were viewed by the Compensation Committee as part of each named executive officer’s total compensation during 2008, such amounts are excluded from the table because the full dollar value of the dividends is factored into the grant date fair value of each restricted stock award granted to the named executive officers.

(3)
Unless otherwise indicated, represents the employer matching contribution to our 401(k) Plan, premiums on Company-provided life and disability insurance and/or (in the case of Mr. Smith for 2007) a reimbursement of COBRA insurance premiums paid by the named executive officer.

(4)	Mr. Sheriff became Co-Chief Executive Officer on July 25, 2006 and Chief Executive Officer on February 7, 2008.
(5)
During 2007, we reversed a portion of the compensation expense that had previously been recognized in connection with certain outstanding performance-based restricted stock awards, including certain awards held by Messrs. Sheriff and Smith, due to our determination that full achievement of the performance-goals associated with such awards was no longer probable. As described elsewhere in this proxy statement, during 2008, the Compensation Committee amended the terms of certain of these awards (including the awards held by Messrs. Sheriff and Smith) to eliminate the performance goals associated with a portion of each award, thereby making that portion of the award subject only to time-based vesting.

(6)
Includes $357,145 of compensation associated with Mr. Sheriff’s July 25, 2006 purchase of 249,752 shares of common stock for $38.07 per share pursuant to the terms of his employment agreement.  Such shares were purchased at a discount of $1.43 per share (based on the $39.50 per share price at which shares were sold in the Company’s public offering on such date).
(7)
Mr. Schulte resigned as Co-Chief Executive Officer on February 7, 2008 and was elected to serve as a member of the Company’s Board of Directors as of such date.  He resigned as an employee of the Company effective March 3, 2008.  He did not receive any compensation for service as a director during 2006 or 2007.

(8)	Includes $10,668 Mr. Schulte received in Stock Awards as compensation for service as a director during 2008.
(9)
Includes $13,464 of compensation related to premiums paid by the Company for continued group health plan coverage for Mr. Schulte and his dependents.  As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Mr. Schulte in February 2008.  Pursuant to that agreement, we are obligated to provide this coverage for so long as he serves as a non-employee director.

(10)	Represents the discretionary portion of each executive’s 2008 cash incentive payout.
(11)	Represents the individual objectives portion of each executive’s 2008 cash incentive payout.
(12)	Represents the payment of a guaranteed bonus for 2007 pursuant to the terms of Mr. Smith’s employment agreement.

Grants of Plan-Based Awards in Fiscal 2008

The following table summarizes grants of plan-based awards made to our named executive officers in 2008.  All of our named executive officers are eligible to receive dividends on unvested shares of stock that have been granted to them.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value Of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
W.E. Sheriff	04/21/2008					(1)	50,000	(1)	50,000 (1)		1,215,500
	04/21/2008									50,000 (2)	1,215,500
Mark J. Schulte(3)	07/10/2008									598(4)	10,668
Mark W. Ohlendorf		(5)	400,000	(5)	(5)
	4/21/2008					(1)	25,000	(1)	25,000 (1)		607,750
	4/21/2008									25,000 (2)	607,750
John P. Rijos		(5)	400,000	(5)	(5)
	4/21/2008					(1)	20,000	(1)	20,000 (1)		486,200
	4/21/2008									20,000 (2)	486,200
T. Andrew Smith		(5)	300,000	(5)	(5)
	4/21/2008					(1)	25,000	(1)	25,000 (1)		607,750
	4/21/2008									25,000 (2)	607,750
Bryan D. Richardson		(6)	148,000	(6)	(6)
	07/07/2008					(7)	4,491	(7)	4,491 (7)		81,826
	07/07/2008									7,485 (8)	136,377

(1)
Represents shares of restricted stock subject to performance-based vesting conditions.  The shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012, subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Compensation Committee.  As described elsewhere in this proxy statement, the performance targets for the first tranche were based on the Company’s CFFO per share for 2008 and were consistent with the targets established for the 2008 bonus plan.  Achievement of the minimum threshold level of CFFO performance would have resulted in the vesting of 20% of the shares in the first tranche.  Achievement of the targeted level of CFFO performance would have resulted in the vesting of 100% of the shares in the first tranche.  The percentage of shares vesting in each tranche will be pro-rated between the minimum threshold and target levels of performance.  Any performance-based shares which do not vest in any tranche will be forfeited.  All of the shares in the first tranche will be forfeited, as the Company did not achieve the minimum threshold level of performance during 2008.  The performance targets for the second, third and fourth tranches are to be set by the Compensation Committee during the first quarter of each subsequent year.  Each recipient is eligible to receive dividends on any unvested shares.

(2)
The shares will vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012, subject only to continued employment.  Each recipient is eligible to receive dividends on any unvested shares.

(3)
As described elsewhere in this proxy statement, we entered into a Separation Agreement and General Release with Mr. Schulte in February 2008.  Pursuant to the terms of his Separation Agreement, all unvested shares held by Mr. Schulte vested on March 3, 2008.

(4)	Represents shares of immediately vested stock awarded as compensation for Mr. Schulte’s service as a member of the Company’s Board of Directors.
(5)
Represents the amounts which would have been payable in cash at target under the Company’s 2008 annual bonus program for certain of the named executive officers, the terms of which are summarized elsewhere in this proxy statement.  Eighty-five percent (85%) of the target bonus opportunity was based on the Company’s achievement of CFFO per share targets during 2008.  Fifteen percent (15%) of the target bonus opportunity was based on individual objectives. The individual objectives portion of the annual bonus program did not specify a minimum threshold level of performance.  Achievement of the minimum threshold level of CFFO performance under the bonus plan would have resulted in 20% of the portion of the award subject to the CFFO targets being funded. The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity. To the extent that the targeted level of performance was exceeded, the Committee retained the discretion to pay out amounts above target 50% in cash and 50% in shares of time-based restricted stock that would have vested approximately one year from the date of grant.  As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2008 performance under the annual bonus program:  Mr. Ohlendorf - $54,000; Mr. Rijos - $54,000; and Mr. Smith - $40,500.  In addition, the Committee awarded a discretionary bonus in the amount of $60,000 to each such executive.

(6)
Represents the amounts which would have been payable in cash at target under the Company’s 2008 annual bonus program for Mr. Richardson, the terms of which are summarized elsewhere in this proxy statement.  Seventy-five percent (75%) of the target bonus opportunity was based on the Company’s achievement of CFFO per share targets during 2008.  Twenty-five percent (25%) of the target bonus opportunity was based on individual objectives. The individual objectives portion of the annual bonus program did not specify a minimum threshold level of performance.  Achievement of the minimum threshold level of CFFO performance under the bonus plan would have resulted in 20% of the portion of the award subject to the CFFO targets being funded. The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity. As reported in the Summary Compensation Table, Mr. Richardson actually earned $33,300 with respect to 2008 performance under the annual bonus program.  In addition, the Committee awarded Mr. Richardson a $9,620 discretionary bonus.

(7)
Represents shares of restricted stock subject to performance-based vesting conditions.  The shares vest ratably in three installments on May 20, 2009, May 20, 2010 and May 20, 2011, subject to continued employment and dependent upon the level of achievement of performance goals established for each such tranche by the Compensation Committee.  As described elsewhere in this proxy statement, the performance targets for the first tranche were based on the Company’s CFFO per share for 2008 and were consistent with the targets established for the 2008 bonus plan.  Achievement of the minimum threshold level of CFFO performance would have resulted in the vesting of 25% of the shares in the first tranche.  Achievement of the targeted level of CFFO performance would have resulted in the vesting of 100% of the shares in the first tranche.  The percentage of shares vesting in each performance-vesting tranche will be pro-rated between the minimum threshold and target levels of performance.  Any performance-based shares which do not vest in any tranche will be forfeited.  All of the shares in the first tranche will be forfeited, as the Company did not achieve the minimum threshold level of performance during 2008.  The performance targets for the second and third tranches are to be set by the Compensation Committee during the first quarter of each subsequent year.  Mr. Richardson is eligible to receive dividends on any unvested shares.

(8)
The shares will vest in four installments on May 20, 2009 (1,497 shares), May 20, 2010 (1,497 shares), May 20, 2011 (1,497 shares) and May 20, 2012 (2,994 shares), subject only to continued employment.  Mr. Richardson is eligible to receive dividends on any unvested shares.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2008 (after giving effect to shares vesting on that date).  The market value is based on the closing market price of the Company’s stock on December 31, 2008.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W.E. Sheriff	196,521 (1)(2)	1,096,587	119,931 (2)(3)	669,215
Mark J. Schulte	-	-	-	-
Mark W. Ohlendorf	177,962 (4)	993,028	25,000 (5)	139,500
John P. Rijos	168,835 (6)	942,099	20,000 (5)	111,600
T. Andrew Smith	88,000 (7)	491,040	32,000 (8)	178,560
Bryan D. Richardson	44,052 (9)	245,810	20,823 (10)	116,192

(1)
Subject to continued employment, 146,521 of the shares vest on December 31, 2009.  Subject to continued employment, 50,000 of the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.

(2)
In 2007, as part of his estate planning efforts (and upon approval of the Compensation Committee), Mr. Sheriff transferred an aggregate of 243,552 unvested shares of restricted stock (including 216,452 of these shares) to Sheriff Financial, LLC.  Mr. Sheriff is the sole manager of Sheriff Financial, LLC and holds 100% of the interests in the LLC (either directly or through a grantor retained annuity trust).

(3)
Subject to continued employment, 69,931 of the shares were eligible to vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 was achieved.  The Company did not achieve the minimum threshold level of performance during the fourth quarter of 2008, thus none of these shares will be eligible to vest on December 31, 2009.  Subject to continued employment and the achievement of specified performance targets, 50,000 of the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.  The Company did not achieve the minimum threshold level of performance during 2008, thus the shares scheduled to vest on May 20, 2009 will be forfeited.

(4)
Subject to continued employment, 150,000 of the shares vest ratably in two installments on August 5, 2009 and August 5, 2010.  Subject to continued employment, 2,962 of the shares vested or will vest ratably on March 7, 2009 and March 7, 2010.  Subject to continued employment, 25,000 of the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.

(5)
Subject to continued employment and the achievement of specified performance targets, the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.  The Company did not achieve the minimum threshold level of performance during 2008, thus the shares scheduled to vest on May 20, 2009 will be forfeited.

(6)
Subject to continued employment, 147,354 of the shares vest ratably in two installments on August 9, 2009 and August 9, 2010.  Subject to continued employment, 1,481 of the shares vested or will vest ratably on March 7, 2009 and March 7, 2010.  Subject to continued employment, 20,000 of the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.

(7)
Subject to continued employment, 38,000 of the shares will vest on December 31, 2009 and 25,000 of the shares will vest on December 31, 2010.  Subject to continued employment, 25,000 of the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.

(8)
Subject to continued employment, 7,000 of the shares were eligible to vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 was achieved.  The Company did not achieve the minimum threshold level of performance during the fourth quarter of 2008, thus none of these shares will be eligible to vest on December 31, 2009.  Subject to continued employment and the achievement of specified performance targets, 25,000 of the shares vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012.  The Company did not achieve the minimum threshold level of performance during 2008, thus the shares scheduled to vest on May 20, 2009 will be forfeited.

(9)
Subject to continued employment, 33,310 of the shares vest on December 31, 2009.  Subject to continued employment, 2,311 of the shares vest on May 20, 2009, 2,311 of the shares vest on May 20, 2010, 3,126 of the shares vest on May 20, 2011 and 2,994 of the shares vest on May 20, 2012.

(10)
Subject to continued employment, 14,704 of the shares were eligible to vest on December 31, 2009 depending on the degree to which a performance goal based on the Company’s net cash flow during the fourth quarter of 2008 was achieved.  The Company did not achieve the minimum threshold level of performance during the fourth quarter of 2008, thus none of these shares will be eligible to vest on December 31, 2009.  Subject to continued employment and the achievement of specified performance targets, 2,311 of the shares are eligible to vest on May 20, 2009, 2,311 of the shares are eligible to vest on May 20, 2010 and 1,497 of the shares are eligible to vest on May 20, 2011.  The Company did not achieve the minimum threshold level of performance during 2008, thus the shares scheduled to vest on May 20, 2009 will be forfeited.

Stock Vested in Fiscal 2008

The following table summarizes the vesting of restricted stock awards and the value realized by our named executive officers as a result of such vesting during 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W.E. Sheriff	16,650	92,907 (1)
Mark J. Schulte	223,872	5,739,879 (2)
Mark W. Ohlendorf	76,480	1,283,766 (3)
John P. Rijos	74,439	1,508,090 (4)
T. Andrew Smith	25,000	139,500 (1)
Bryan D. Richardson	6,002	33,491 (1)

(1)	The value realized is based on the closing market price of the underlying stock on December 31, 2008, the date the shares vested.
(2)	The value realized is based on the closing market price of the underlying stock on March 3, 2008 (223,274 shares) and July 10, 2008 (598 shares), the dates the shares vested.
(3)	The value realized is based on the closing market price of the underlying stock on March 7, 2008 (1,480 shares) and August 5, 2008 (75,000 shares), the dates the shares vested.
(4)
The value realized is based on the closing market price of the underlying stock on March 7, 2008 (740 shares), the date the shares vested, and August 8, 2008 (73,699 shares), the last trading day prior to the date the shares vested.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.  The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us.  The Compensation Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table and summary set forth potential amounts payable to our named executive officers upon termination of employment or a change in control.  The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.  The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2008, with equity based amounts valued at a common share price of $5.58, the reported closing price for our common shares on the NYSE on December 31, 2008.

	Circumstances of Termination
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)
W.E. Sheriff
Salary	-	-	100,000	200,000	100,000	200,000	200,000
PTO	10,357	10,357	10,357	10,357	10,357	10,357	10,357
COBRA	-	-	4,719	9,439	4,719	9,439	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	817,587	1,375,587	817,587	69,750	69,750
Total	10,357	10,357	932,663	1,595,383	932,663	289,546	280,107
Mark W. Ohlendorf
Salary	-	-	125,000	250,000	125,000	250,000	250,000
PTO	19,231	19,231	19,231	19,231	19,231	19,231	19,231
COBRA	-	-	8,428	16,856	8,428	16,856	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	426,764	1,132,528	418,500	34,875	34,875
Total	19,231	19,231	579,423	1,418,615	571,159	320,962	304,106
John P. Rijos
Salary	-	-	125,000	250,000	125,000	250,000	250,000
PTO	19,231	19,231	19,231	19,231	19,231	19,231	19,231
COBRA	-	-	8,428	16,856	8,428	16,856	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	415,370	1,053,699	411,240	27,900	27,900
Total	19,231	19,231	568,029	1,339,786	563,899	313,987	297,131
T. Andrew Smith
Salary	-	-	237,500	475,000	237,500	475,000	475,000
PTO	36,538	36,538	36,538	36,538	36,538	36,538	36,538
COBRA	-	-	6,347	12,693	6,347	12,693	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	212,040	630,540	212,040	34,875	34,875
Total	36,538	36,538	492,425	1,154,771	492,425	559,106	546,413

Circumstances of Termination
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)
Bryan D. Richardson
Salary	-	-	97,500	195,000	97,500	195,000	195,000
PTO	15,000	15,000	15,000	15,000	15,000	15,000	15,000
COBRA	-	-	6,320	12,639	6,320	12,639	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	185,870	279,954	185,870	12,895	12,895
Total	15,000	15,000	304,690	502,593	304,690	235,534	222,895

Mr. Schulte is not included in the table above, as he had entered into a Separation Agreement and General Release with the Company, effective February 7, 2008, and was not serving as an officer or employee of the Company as of December 31, 2008.  The terms of his Separation Agreement are discussed more fully above.

The employment agreements for our named executive officers provide that, in the event of termination of employment by the employer other than a termination for “cause” (as defined therein and described below), or by the executives with “good reason” (as defined therein and described below), and the termination is not within 12 months following a “change of control” (as defined therein and described below), the executives will receive severance payments and benefits, upon signing a release of claims in a form adopted by the employer, provided the executives comply with any restrictive covenants by which the executives are bound. These severance payments and benefits are composed of continuation of annual base salary for six months following the date of termination of employment and continuation, at the employer’s expense, of coverage under the employer’s medical plan until the earlier of the six-month anniversary of the date of termination of employment or the date the executive becomes eligible under the medical benefits program of a new employer.

In the event of a change of control, and the executives’ employment is terminated within 12 months following the change of control either by the employer (or a successor) without cause, or by the executives for good reason, then, provided the executives sign a release and comply with any restrictive covenants by which the executives are bound, the executives will be entitled to, for 12 months following the date of termination of employment, continuation of annual base salary (at the rate in effect at the time of termination, or if higher, immediately prior to the change of control) and continuation of coverage under the employer’s medical plan.

If a named executive officer’s employment is terminated due to death or disability, upon providing a release of claims, the executive (or his or her beneficiary or estate) will be entitled to continuation of the executive’s base salary for 12 months.  If the termination is due to disability, the executive will also be entitled to continuation of coverage, at the employer’s expense, in the Company’s insurance plans for 12 months.

Upon any termination of a named executive officer’s employment, the executive will be entitled to receive a payout of up to 160 hours of his paid time off (PTO) balance.

Pursuant to the terms of the initial time-based restricted stock awards granted to Messrs. Sheriff, Smith and Richardson, upon the occurrence of a change in control of the Company, 100% of each of their unvested shares shall immediately vest.  In the event an executive is terminated without cause by the Company (other than by reason of death or disability) or an executive terminates for good reason, the next tranche of unvested shares subject to time-based vesting will vest.  Under the terms of the initial performance-based restricted stock awards granted to these executives, in the event an executive’s employment is terminated by the Company without cause or by him for good reason (whether or not in connection with a change of control), the shares of common stock subject to performance-based vesting at the time of such termination shall remain outstanding until the next vesting date.  Upon such date, the same number of shares shall vest as would have vested if the executive had remained employed on such date.  For purposes of calculating the value of the accelerated vesting of these performance-based awards upon termination by the Company without cause or by the executive for good reason (whether or not in connection with a change of control) in the above table, it is assumed that only the 65% of the shares that were converted to time-based vesting in

2008 would vest, as the Company did not achieve the minimum threshold level of performance during the fourth quarter of 2008 for the vesting of any of the performance-based shares scheduled to vest in 2009.

Pursuant to the terms of the initial restricted stock awards granted to Messrs. Ohlendorf and Rijos, upon the occurrence of a change of control of the Company, 100% of the award that is not vested at that time will immediately vest. In the event either is terminated without cause by the Company (other than by reason of his death or disability) or he terminates for good reason, the next tranche of unvested shares will vest.

Pursuant to the terms of the restricted stock awards granted to Messrs. Ohlendorf and Rijos in March 2007, upon the occurrence of a change of control of the Company, 100% of the award that is not vested at that time will immediately vest. In the event either is terminated without cause by the Company (other than by reason of his death or disability), the next tranche of unvested shares will vest.

Under the terms of the restricted stock awards granted to each of the named executive officers in 2008 and to Mr. Richardson in 2007, upon the occurrence of a change of control, the next tranche of unvested shares will vest and any shares subject to performance-based vesting will automatically convert to time-based vesting.  In addition, in the event an executive’s employment is terminated without cause by the Company following such change of control, all remaining unvested shares will vest.  With respect to performance-based shares, in the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date. Upon such date, the same number of shares shall vest as would have vested if the executive had remained employed on such date.  With respect to time-based shares, in the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date, at which time the shares in that tranche will vest.  For purposes of calculating the value of the accelerated vesting of these awards upon death or disability in the above table, it is assumed that only the time-based shares would vest, as the Company did not achieve the minimum threshold level of performance during 2008 for the vesting of any of the performance-based shares scheduled to vest in 2009.

Under each of the named executive officers’ employment agreements, a “change of control” shall be deemed to have occurred if (a) any person (other than certain affiliates of Fortress Investment Group LLC) becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any of its affiliates); (b) the Company or any subsidiary merges or consolidates with any other corporation, except when the individuals who comprise the Company’s Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) the Company’s stockholders approve a plan of liquidation or dissolution or the Company completes the sale of all or substantially all of its assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by stockholders of the Company after the transaction in substantially the same proportions as their ownership of the Company prior to the transaction, or other than a sale immediately following which the individuals who comprise the Company’s Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)).  In any event, a “change of control” shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which the Company’s stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately following such transaction(s).

Under each of the named executive officers’ employment agreements, “cause” means (a) conviction of, or guilty plea concerning, or confession of, any felony; (b) any act of dishonesty committed by the executive in connection with the Company’s business; (c) any material breach by the executive of the employment agreement after written notice and reasonable opportunity to cure; (d) any material breach of any reasonable and lawful rule or directive of the Company; (e) the gross or willful neglect of duties or gross misconduct by the executive; and (f) the habitual use of drugs or the habitual, excessive use of alcohol that, in the Board of Director’s good faith determination, materially interferes with the performance of the executive’s duties.

Under each of the named executive officers’ employment agreements, “good reason” means either (a) the occurrence, without the executive’s written consent, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notice by the executive that he intends to terminate his employment for one of the reasons set forth below: (i) the failure by the Company to pay to the executive any portion of his base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive’s principal office at the Company to a location outside a fifty (50) mile radius from the executive’s principal office location at the time of entering into the employment agreement; or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of the duties, compensation and/or responsibilities associated with the executive’s position at the effective date of the employment agreement and the Company fails to remedy the situation within ten (10) days following written notice by the executive; or (b) the delivery by the Company to the executive of written notice indicating that it intends not to extend the term of the employment agreement. In any event, a termination by the executive for “good reason” shall not be deemed to have occurred by virtue of changes in the executive’s duties, benefits and responsibilities resulting upon (or shortly thereafter) the consummation of any transaction (or series of integrated transactions) immediately following which the Company’s stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction(s).

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee of the Board of Directors was composed of Messrs. Edwards, Bumstead and Leeds and Dr. Waxman.  Mr. Edwards resigned as a director and as a member of the Compensation Committee on November 4, 2008.  None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

COMPENSATION COMMITTEE

Frank M. Bumstead, Chairman
Jeffrey R. Leeds
Dr. Samuel Waxman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 24, 2009, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 105,238,046 shares of our common stock (including restricted shares) outstanding as of that date.  Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock.  Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned (1)	Percentage
Executive Officers and Directors
Wesley R. Edens (2)	61,155,326	58.11%
W.E. Sheriff (3)	719,904	*
Mark W. Ohlendorf	420,073	*
John P. Rijos	470,415	*
T. Andrew Smith	156,311	*
Bryan D. Richardson	118,951	*
Frank M. Bumstead	53,444	*
Jackie M. Clegg	11,082	*
Tobia Ippolito	-	*
Jeffrey R. Leeds	28,033	*
Mark J. Schulte	596,713	*
James R. Seward	73,798	*
Samuel Waxman (4)	35,025	*
All directors and executive officers as a group (17 persons)	64,297,782	61.10%
5% Stockholders
Fortress Operating Entity I LP (5)	60,875,826	57.85%
FMR LLC (6)	14,475,288	13.75%

*     Less than 1%

(1)
Consists of shares held, including all restricted shares held (whether or not such restricted shares have voting restrictions).  See “Certain Relationships and Related Transactions” below for a summary of shares pledged as security.

(2)	Includes 279,500 shares held by Mr. Edens and other ownership as set forth in Footnote 5.
(3)	Includes 447,352 shares held by Mr. Sheriff, 243,552 shares held by Sheriff Financial, LLC and 29,000 shares held by the W.E. Sheriff Family Partnership.
(4)	Includes 24,136 shares held by Dr. Waxman and 10,889 shares held by Dr. Waxman’s defined benefit pension plan.
(5)
Includes 9,102,708 shares held by FRIT Holdings LLC, 8,215,358 shares held by PRIN Holding LLC, 23,663,283 shares held by Fort GB Holdings LLC, 1,349,359 shares held by FABP (GAGACQ) LP, 8,793,392 shares held by Fortress RIC Coinvestment Fund LP, 3,026,435 shares held by Fortress Investment Fund IV (Fund A) L.P., 1,222,077 shares held by Fortress Investment Fund IV (Fund B) L.P., 289,968 shares held by Fortress Investment Fund IV (Fund C) L.P., 1,810,004 shares held by Fortress Investment Fund IV (Fund D) L.P., 211,916 shares held by Fortress Investment Fund IV (Fund E) L.P., 95,084 shares held by Fortress Investment Fund IV (Fund F) L.P., 114,081 shares held by Fortress Investment Fund IV (Fund G) L.P., 790,673 shares held by Fortress Investment Fund IV (Coinvestment Fund A) L.P., 492,823 shares held by Fortress Investment Fund IV (Coinvestment Fund B) L.P., 98,164 shares held by Fortress Investment Fund IV (Coinvestment Fund C) L.P., 473,183 shares held by Fortress Investment Fund IV (Coinvestment Fund D) L.P., 40,635 shares held by Fortress Investment Fund IV (Coinvestment Fund F) L.P., 135,391 shares held by Fortress Investment Fund IV (Coinvestment Fund G) L.P., 826,292 shares held by FBIF Holdings LLC, 12,500 shares held by Drawbridge Special Opportunities Fund Ltd., and 112,500 shares held by Drawbridge Special Opportunities Fund LP. FRIT Holdings LLC is wholly-owned by Fortress Investment Fund Sister Company LLC. Fortress Fund MM LLC is the managing member of Fortress Investment Fund Sister Company LLC.

PRIN Holding LLC is managed by FIG LLC and its members are Wesley R. Edens, Randal A. Nardone and Robert I. Kauffman. Fortress (GAGACQ) LLC is the managing member of Fort GB Holdings LLC. Fortress Fund MM II LLC is the managing member of Fortress (GAGACQ) LLC and is the general partner of FABP (GAGACQ) LP. FIG LLC is the managing member of Fortress Fund MM LLC and Fortress Fund MM II LLC. FIG LLC is the investment manager of Fortress RIC Coinvestment Fund LP, Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P. FIG Advisors LLC is a wholly-owned subsidiary of FIG LLC. FIG Advisors LLC is the investment manager of FBIF Holdings LLC. FIG LLC is the managing member of Drawbridge Special Opportunities Advisors LLC. Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge Special Opportunities Fund Ltd. and Drawbridge Special Opportunities Fund LP. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (“Fortress”). By virtue of his ownership interests in Fortress and certain of its affiliates, Wesley R. Edens, our Chairman, may be deemed to beneficially own the shares listed as beneficially owned by Fortress and/or certain of its affiliates. Mr. Edens disclaims beneficial ownership of such shares. The address for each of Fortress and the affiliates of Fortress listed above is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(6)
Information regarding FMR LLC (“FMR”) is based solely on an amended Schedule 13G filed with the SEC on February 17, 2009.  According to such Schedule 13G, FMR, a parent holding company, reported that it has sole voting power with respect to 139,900 shares and sole dispositive power with respect to 14,475,288 shares.  Members of the Edward C. Johnson 3d family together own approximately 49% of the voting power of FMR.  Edward C. Johnson 3d is the Chairman of FMR.  Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,315,388 shares.  Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 159,900 shares.  The address for each of FMR and Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.  The address for Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that during the fiscal year ended December 31, 2008, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

Upon the consummation of our initial public offering, we entered into a Stockholders Agreement with Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC and Health Partners (as has been and may be from time to time amended, the “Stockholders Agreement”). The Stockholders Agreement provides these stockholders with certain rights with respect to the designation of directors to our Board of Directors as well as registration rights for our securities owned by them. Upon consummation of the merger with ARC, and the related underwritten public offering, Health Partners no longer beneficially owned more than 5% of the voting power of the Company and is no longer a “Stockholder” for purposes of the Stockholders Agreement.

Designation of Directors

The Stockholders Agreement requires that each of Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC, RIC Coinvestment Fund LP and their respective affiliates and permitted transferees (collectively referred to in this proxy statement as the “Fortress Stockholders”) vote or cause to be voted all of our voting stock beneficially owned by each and to take all other reasonably necessary action so as to elect to our Board of Directors, so long as the Fortress Stockholders beneficially own (i) more than 50% of the voting power of the Company, four directors, or, if the board shall be composed of eight members, five directors, designated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director designated by FIG Advisors.

If at any time the number of our directors entitled to be designated by FIG Advisors pursuant to the Stockholders Agreement shall decrease, within ten days thereafter, FIG Advisors shall cause the appropriate number of directors to resign and any such vacancy shall be filled by a majority vote of our Board of Directors.

In accordance with the Stockholders Agreement, FIG Advisors has designated Wesley R. Edens, Tobia Ippolito, Jeffrey R. Leeds, James R. Seward and Frank M. Bumstead to our Board of Directors.

Registration Rights

Demand Rights. For so long as the Fortress Stockholders collectively and beneficially own an amount of our common stock at least equal to 5% or more of our common stock issued and outstanding immediately after the consummation of our initial public offering (a “Registrable Amount”), they will retain “demand” registration rights that allow them at any time after six months following the consummation of our initial public offering to request that we register under the Securities Act of 1933, as amended, an amount equal to or greater than 5% of our stock that they own. The Fortress Stockholders are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of our common stock at least equal to 1% of our common stock issued and outstanding immediately after the consummation of our initial public offering, the Fortress Stockholders have “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. The “piggyback” registration rights of these stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. For so long as the Fortress Stockholders beneficially own a Registrable Amount, they have a right to request a shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, the Fortress Stockholders that have not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify the Fortress Stockholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell shares of our common stock, unless such liability arose from their misstatement or omission, and they have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Stockholders Agreement, and the Fortress Stockholders will pay all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Stockholders Agreement.

Employment of Glenn E. Sheriff

Since the date of our acquisition of ARC, we have employed Glenn E. Sheriff as our Senior Director of Marketing Analytics.  Mr. Sheriff is the son of W.E. Sheriff, our Chief Executive Officer.  Mr. Sheriff was previously employed in a substantially similar capacity for ARC.  Mr. Sheriff’s annual base salary is $113,409.  He also participates in our bonus program for similarly-situated management level employees and, like other similarly-situated employees, is eligible to receive awards of restricted stock under our Omnibus Stock Incentive Plan.  In addition, Mr. Sheriff is eligible to participate in the other benefit plans and programs we offer from time to time to similarly-situated employees.

Loan to Mark J. Schulte

In October 2000, Brookdale Living Communities Inc., or BLC, loaned approximately $2.0 million to Mark J. Schulte, a member of our Board of Directors and our former Co-Chief Executive Officer. In exchange, BLC received a ten-year, secured, non-recourse promissory note from Mr. Schulte, which bears interest at a rate of 6.09% per annum, 2.0% of which is payable in cash and the remainder of which accrues and will be paid at maturity on October 2, 2010. The largest outstanding amount of indebtedness due on the note since the beginning of fiscal 2008 was approximately $2.7 million.  At April 6, 2009, the outstanding indebtedness on the loan was approximately $2.7 million.  The amount of interest paid on the loan since the beginning of fiscal 2008 was approximately $51,000.  No portion of the principal has been repaid since the beginning of fiscal 2008.  The note was originally secured by Mr. Schulte’s membership interests in Fortress Brookdale Acquisition LLC, or FBA, an affiliate of Fortress and the former holder of a majority of the outstanding common stock of BLC. The loan to Mr. Schulte resulted from negotiations between Mr. Schulte and Fortress, our largest stockholder. As a result, some of the terms of this loan may not have been as favorable to us as if such loan was negotiated with an unaffiliated third party. In connection with our formation transactions in September 2005, BLC and Mr. Schulte substituted as collateral for this loan 115,159 shares of our common stock received by Mr. Schulte in exchange for his membership interests in FBA.  Following the formation transactions, BLC became a wholly-owned subsidiary of the Company.

Consulting Arrangement with Paul A. Froning

In connection with his separation from the company in February 2008, Paul A. Froning, our former Executive Vice President and Chief Investment Officer, was retained to serve as a consultant to the company.  Mr. Froning also currently serves as an employee of Fortress.  Under the terms of the Separation and Consulting Agreement we entered into with him, we agreed to provide Mr. Froning with Chicago office space and assistance from Brookdale personnel comparable to what he had as an officer of the company.  Pursuant to our agreement with Mr. Froning, all of his outstanding restricted stock awards were amended to provide that all unvested shares of restricted stock previously granted to him will continue vesting in accordance with the original vesting schedules for so long as he continues to serve us as a consultant.  Any termination of his consulting services would be treated as a termination of employment for purposes of his award agreements.

Mr. Froning’s consulting arrangement was terminated by us in April 2009.  Accordingly, 30,578 shares of restricted stock that he held as of the date of termination vested at that time and the remaining 27,764 shares of restricted stock that he held at that time were forfeited.

Leases with Holiday Retirement

During 2008, we began leasing space in a number of communities owned by Holiday Retirement so that we can establish outpatient rehabilitation clinics and/or home health agencies therein.  Holiday Retirement is owned by funds affiliated with Fortress.  We have agreed with Holiday that the terms and provisions of any leases entered into between us must clearly be at fair market value and that certain agreed upon mechanisms will be used to price the fair market rent for leases in particular Holiday communities.  We will only be leasing the amount of space that we reasonably believe is necessary.  For each lease, the rent will be determined at the inception of the applicable lease, and will be subject to a reasonable, annual escalation factor.  All of the leases will be on the same form agreed upon by the parties, and will be based upon the standard form previously approved by Holiday’s lenders.  Under the terms of the leases that have been entered into to date, we are required to pay Holiday periodic rental payments aggregating approximately $420,000 (calculated as the aggregate amount of periodic rental payments since the beginning of 2008 through the remaining terms of the existing leases).

Participation of Fortress Funds in Brookdale Credit Facilities

During 2008, we learned that certain funds affiliated with Fortress became participating lenders under our previous revolving credit facility.  Immediately prior to entering into our amended and restated credit facility on February 27, 2009, such funds, in the aggregate, were committed for $136.4 million of the $245.0 million line of credit limit.  Based on actual borrowings in effect immediately prior to entering into our amended and restated credit facility, we were indebted to these funds in the aggregate amount of $108.6 million.  These Fortress funds are also participating lenders under our amended and restated credit facility.  In the aggregate, as of April 6, 2009, these funds were committed for $95.2 million of the $220.0 million line of credit limit.  Based on actual borrowings in effect as of April 6, 2009, we were indebted to these funds in the aggregate amount of $67.0 million.  The largest outstanding amount of our indebtedness to the Fortress funds under these credit facilities since the beginning of fiscal 2008 was approximately $108.6 million.

Amounts outstanding under the previous credit facility bore interest at the base rate plus 3.0% or LIBOR plus 4.0%, at our election.  Amounts drawn under the amended and restated credit facility will generally bear interest, at our option, at either (i) LIBOR plus a margin of 7.0% or (ii) the greater of (a) the Bank of America prime rate or (b) the Federal Funds rate plus 0.5%, plus a margin of 7%.  For purposes of determining the interest rate, in no event shall the base rate or LIBOR be less than 3.0%.  In connection with the loan commitments, we will pay a quarterly commitment fee of 1.0% per annum on the average daily amount of undrawn funds.  The amount of interest paid to the Fortress funds under these credit facilities since the beginning of fiscal 2008 was approximately $1.7 million.  In addition, since the beginning of fiscal 2008, we have paid fees to the Fortress funds under these credit facilities of approximately $1.4 million.

Fortress Credit Agreements

Two affiliates of Fortress, FRIT Holdings LLC and FIT Holdings LLC, entered into separate credit agreements, both dated June 28, 2006, with Deutsche Bank AG, London Branch, or Deutsche Bank, as Administrative Agent and sole lender. Pursuant to these credit agreements, the affiliates received an aggregate commitment of approximately $1.43 billion from Deutsche Bank, and this amount was secured by, among other things, a pledge by the borrowers and one other affiliate of Fortress of a total of 40,628,000 shares of our common stock owned by such affiliates. The credit agreements contained customary default provisions and also required prepayment or cash collateralization of a portion of the borrowings by the borrowers in the event the trading price of our common stock decreased below certain specified levels. We were not a party to the credit agreements and had no obligations thereunder.

In connection with our obligations under the Stockholders Agreement, we received a request from Fortress to file a registration statement on Form S-3 to permit the registration of the sale of up to 40,628,000 shares of common stock that Fortress or certain of its affiliates had pledged as collateral in connection with the credit agreements. We filed the registration statement on Form S-3 on December 21, 2006.

On January 2, 2008, we were informed by Fortress that all amounts borrowed under the foregoing credit agreements had been repaid and that the credit agreements had been terminated.  As a result, shares of our stock owned by these affiliates of Fortress are no longer pledged under the credit agreements with Deutsche Bank.  We were also informed that, on December 28, 2007, FIT Holdings LLC, as borrower, entered into a loan agreement with Goldman Sachs Bank USA, as agent, Goldman, Sachs & Co., as collateral agent, and the lenders party thereto.  Pursuant to the loan agreement, the borrower received a loan of approximately $250 million from the lenders, and this amount was secured by, among other things, a pledge by the borrower and one or more of its wholly-owned subsidiaries of a total of 33,228,000 shares of our common stock owned by the borrower and such subsidiaries.  The loan agreement contained customary default provisions and also required cash collateralization of a portion of the borrowings by the borrower in the event the trading price of our common stock decreased below certain specified levels.

On November 28, 2008, we were informed by Fortress that all amounts borrowed under the loan agreement had been repaid and that the loan agreement had been terminated.  As a result, shares of our stock owned by these affiliates of Fortress are no longer pledged under the loan agreement with Goldman Sachs.  We were not a party to the loan agreement and had no obligations thereunder.

Neither of the above-referenced loans is currently outstanding.  Wesley R. Edens, the Chairman of our Board of Directors, owns an interest in Fortress and is the Chairman of its board of directors and Chief Executive Officer. Tobia Ippolito, a member of our Board of Directors, and William B. Doniger, a former member of our Board of Directors, are managing directors of Fortress.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee of our Board of Directors determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee).  All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction.  The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration.  In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction.  In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Because our Related Person Policy was initially adopted in early 2007, most of the transactions described above were not subject to the policy’s pre-approval requirements (other than the consulting arrangement with Mr. Froning and the leases with Holiday Retirement, for which pre-approval was obtained in each case).  However, the Audit Committee has ratified each of the transactions described above that remains ongoing (including the participation of certain Fortress funds in our amended credit facility).

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed Brookdale’s audited consolidated financial statements as of and for the year ended December 31, 2008 and discussed these financial statements with Brookdale’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other matters the Committee deemed appropriate.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm’s independence.  The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors’ independence.

Based on the review and discussions with management and Ernst & Young LLP described above, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale’s Board of Directors that the audited financial statements be included in Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors,

AUDIT COMMITTEE

Jeffrey R. Leeds, Chairman
Jackie M. Clegg
James R. Seward

PROPOSAL NUMBER TWO
APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants (“E&Y”), to be Brookdale’s independent registered public accounting firm for the year 2009 and has further directed that the appointment of E&Y be submitted for ratification by our stockholders at the 2009 Annual Meeting. If the stockholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of E&Y.

E&Y was also Brookdale’s independent registered public accounting firm for 2008. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.

A representative of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of E&Y as Brookdale’s independent registered public accounting firm for fiscal year 2009.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

In connection with the audit of the 2008 financial statements, Brookdale entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Brookdale. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Set forth below are the aggregate fees billed by E&Y during 2008 and 2007 for all audit, audit related, tax and other services provided by E&Y to Brookdale.

	2008	2007
Audit Fees	$1,452,000	$1,649,300
Audit Related Fees	$1,500	$167,029
Tax Fees	$-	$36,235
All Other Fees	$-	$-

“Audit Fees” include fees for the audit of Brookdale’s annual financial statements and review of financial statements included in Brookdale’s quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting. This category also includes review of, and consents for, filings with the SEC related to acquisitions and registration statements (including secondary offerings) and the issuance of comfort letters associated with those offerings.

“Audit Related Fees” include fees for services related to audits not required by statute or regulations and the performance of due diligence procedures in connection with our acquisitions.

“Tax Fees” include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and assistance with tax audit defense matters.

“All Other Fees” include fees paid by Brookdale to E&Y that are not included in the three paragraphs above. There were no services in that category in 2008 or 2007.

Audit Committee Pre-Approval Policies and Procedures

Brookdale’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, Brookdale’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

PROPOSAL NUMBER THREE
APPROVAL OF THE BROOKDALE SENIOR LIVING INC.
OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

Background and Purpose

The Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (the “Plan”) is an incentive plan designed to strengthen the commitment of our employees, directors and consultants, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will result in our long-term growth and profitability.  The Plan is also designed to meet the requirements of Section 162(m) of the Internal Revenue Code for “performance-based” compensation.  To accomplish these purposes, the Plan currently provides for the issuance of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other stock-based awards. The Compensation Committee of our Board of Directors determines the specific criteria surrounding equity issuances. The Company’s stockholders initially approved the Plan in October 2005 and approved certain amendments to the Plan in May 2006. The Board of Directors, pursuant to its authority under the Plan, has also amended the Plan to make certain changes required by law, including Section 409A of the Internal Revenue Code, and to make miscellaneous clarifications to the Plan’s language.

A copy of the Plan which reflects previous amendments approved by the Company’s Board of Directors and stockholders, as well as those amendments requiring stockholder approval pursuant to this Proposal Number Three, is attached to this proxy statement as Appendix A. If this Proposal Number Three is approved by the Company’s stockholders at the Annual Meeting, the following amendments to the current version of the Plan will be effected: (i) the number of shares of the Company’s common stock authorized for issuance under the Plan will be increased by 6,000,000 shares (see Section 4 of the attached Plan, as amended and restated); (ii) the maximum number of shares that may be granted under the Plan pursuant to stock options and stock appreciation rights to an individual who is likely to be a “covered employee” under Section 162(m) of the Internal Revenue Code in any fiscal will be increased from the current limit of 400,000 shares to 500,000 shares and the maximum number of shares that may be granted under the Plan to such an individual pursuant to restricted stock, deferred shares, unrestricted shares or other stock-based awards will be increased from the current limit of 400,000 shares to 500,000 shares (see Section 4 of the attached Plan, as amended and restated); (iii) the automatic, annual grants of restricted shares to the Company’s non-employee directors (formerly located in Section 11 of the Plan) will be removed from the Plan; (iv) the Plan will be amended in numerous respects to permit the Company to grant Performance Awards to eligible recipients, which will permit certain amounts paid under the Company’s annual executive officer cash bonus program to qualify as tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (see Sections 2(o) and (cc) and Section 11 of the attached Plan, as amended and restated); and (v) the list of eligible performance goals for performance-based awards will be revised to specifically include various additional measures, including measures based on the Company’s Cash From Facility Operations, or CFFO (see Section 2(dd) of the attached Plan, as amended and restated). Approval of this Proposal Number Three will constitute the requisite stockholder approval needed by the Company to take deductions under Section 162(m) of the Internal Revenue Code for performance-based payments that are awarded to certain executive officers under the Plan, as amended and restated.

The Compensation Committee and the Board believe that approving the Plan, as amended and restated, is necessary to provide the Board with the flexibility to continue the Company’s historical practice of awarding equity incentives to the Company’s officers, directors and key employees.  Equity-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by the Company’s officers, directors and key employees, thereby providing substantial motivation for superior performance and aligning their interests with those of the stockholders of the Company.

The Plan initially authorized 2,000,000 shares of common stock for issuance. The Board of Directors and stockholders approved a 2,500,000 share increase on May 12, 2006.  Under the terms of the Plan, the number of shares available for issuance increases on the first day of each fiscal year beginning January 1, 2006 by the lesser of (1) 400,000 shares and (2) 2% of the number of outstanding shares of our common stock on the last day of the immediately preceding fiscal year.  Giving effect to the annual increases, as of the date of this proxy statement, a total of 6,100,000 shares of common stock have been previously authorized for issuance.  Giving effect to awards previously made under the Plan and forfeitures to date, as of April 24, 2009, 1,457,819 shares of common stock are currently available for issuance under the Plan.  The Compensation Committee and Board of Directors have reviewed the Company’s stock-based incentive compensation arrangements and concluded that the Plan does not currently authorize a sufficient number of shares to provide flexibility with respect to stock-based compensation or to establish appropriate long-term incentives to achieve the Company’s objectives.  As such, the Compensation Committee and Board of Directors have recommended that an additional 6,000,000 shares of common stock be authorized for issuance under the Plan, which we believe will provide a sufficient pool of shares to cover anticipated awards under the Company’s existing compensation plans for approximately the next four years.

The Board believes that the increase in the number of shares that may be granted annually to certain officers contemplated by the proposed Plan, as amended and restated, is necessary to give the Company increased flexibility to continue to motivate and retain its existing officers and to attract talented new employees.

The Plan currently provides that, except as otherwise determined by the administrator, on the first business day after our annual meeting of stockholders during the term of the Plan, each of our non-employee directors who is serving following such annual meeting will automatically be granted a number of unrestricted shares of our common stock having a fair market value of $15,000 as of the date of grant.   Our Compensation Committee has previously determined that all of our current non-employee directors are ineligible for these automatic grants, as each such director previously received an initial grant upon his or her appointment to the Board or in connection with such director’s previous service as an officer of the Company.  Due to the fact that we have never awarded any of these annual grants and that non-employee directors may be awarded discretionary grants by the administrator under the terms of the Plan, our Board of Directors has determined that it is appropriate to remove the automatic, annual non-employee director grants from the Plan.

Section 162(m) of the Internal Revenue Code generally disallows a corporate income tax deduction for compensation over $1.0 million paid to any “covered employee”, which includes a publicly traded corporation’s chief executive officer and any of the four other most highly compensated officers. The $1.0 million limitation applies to amounts realized on the exercise of stock options and other awards, unless, among other conditions, the awards are granted pursuant to a plan that has been approved by the public company’s stockholders.  Our Board of Directors has proposed that we amend the Plan to permit the Company to grant performance awards to eligible recipients, which would allow us to deduct from our U.S. federal corporate income taxes certain amounts paid under our annual executive officer cash bonus program.  Currently, since these bonuses are not paid pursuant to a plan approved by our stockholders, they are not eligible to qualify as “performance-based” compensation under Section 162(m).  If the proposed Plan is approved by the Company’s stockholders, and if we comply with certain other requirements set forth in Section 162(m), any portion of the annual incentive bonuses paid to our covered employees that are based on the performance goals outlined in the Plan will qualify as “performance-based” compensation under Section 162(m).  The Board of Directors has also determined that it is appropriate to revise the list of eligible performance goals for performance-based awards under the Plan to specifically include various additional measures, including measures based on the Company’s CFFO.  Under Section 162(m), stockholders must approve the proposed performance measures for compensation to qualify as “performance-based”.

If approved by the stockholders, the Plan, as amended and restated, will become effective as of June 23, 2009.  The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve the Plan, as amended and restated.

Summary of Material Provisions of the Omnibus Stock Incentive Plan, as Amended and Restated

The following is a summary of the material provisions of the Plan, as proposed to be amended and restated.  This summary is qualified in its entirety by reference to the Plan itself, a copy of which is attached hereto as Appendix A and incorporated by reference herein.

Eligibility

Under the Plan, the Company may award stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares, other stock-based awards and performance awards to the Company’s officers, key employees, directors and consultants.  As of April 24, 2009, approximately 800 officers, key employees, directors and consultants are eligible to receive awards under the Plan under the Company’s current compensation programs.  Actual awards are made only at the discretion of the Compensation Committee.

Maximum Grant

All shares of our common stock that are available for the grant of awards under the Plan may be granted as incentive stock options.  The maximum aggregate number of shares that will be subject to stock options or stock appreciation rights that may be granted to any individual who is likely to be a “covered employee” under Section 162(m) during any fiscal year will be 500,000 and the maximum aggregate number of shares that will be subject to awards of restricted stock, deferred shares, unrestricted shares or other stock-based awards that may be granted to any such individual during any fiscal year will be 500,000.

Administration

The Plan was initially administered by our Board of Directors, and is now administered by a committee of our Board of Directors that complies with the applicable requirements of Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the ‘‘plan administrator’’). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan permits the plan administrator to select the directors, key employees, and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards, including but not limited to reducing the exercise price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards.

Stock Options

We may issue incentive stock options or non-qualified stock options under the Plan. The incentive stock options, or ISOs, granted under the Plan are intended to qualify as ‘‘incentive stock options’’ within the meaning of Section 422 of the Code and may only be granted to our employees or any employee of any of our subsidiaries. The option exercise price of all stock options granted under the Plan will be determined by the plan administrator, except that any incentive stock option or any stock option intended to qualify as performance-based compensation under Section 162(m) will not be granted at a price that is less than 100% of the fair market value of the stock on the date of grant. Further, the exercise price of ISOs granted to stockholders who own greater than 10% of the voting stock will not be granted at a price less than 110% of the fair market value of the stock on the date of grant. The term of all stock options granted under the Plan will be determined by the plan administrator, but may not exceed ten years (five years for ISOs granted to stockholders who own greater than 10% of the voting stock). To the extent that the aggregate fair market value (as of the date the options were granted) of shares subject to ISOs granted to an optionee that first become exercisable in any calendar year exceed $100,000, the excess options will be treated as non-qualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable stock option agreement.

Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination and will then expire. Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Stock options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding stock options will expire at the commencement of business on the date of such termination.

In the event of a change in control (as defined below), unless each outstanding stock option is assumed, continued or substituted pursuant to the change in control transaction’s governing document, such stock options will become fully vested and exercisable immediately prior to the effective date of such change in control and will expire upon the effective date of such change in control. Unless otherwise determined by the plan administrator and evidenced in an award agreement, if a change in control transaction occurs that includes a continuation, assumption or substitution of stock options, and an optionee’s employment with the Company or any acquiring entity or affiliate thereof is terminated by the employer other than for cause on or after the effective date of the change in control but prior to the first anniversary of the effective date of the change in control, then 50% of the optionee’s outstanding and unvested options will become fully vested and exercisable as of the date of such termination and the restrictions will lapse (or performance goals will be deemed to be achieved) with respect to 50% of the shares covered by any other award. The term ‘‘change in control’’ generally means: (1) any person or entity (other than (a) an affiliate of Fortress or any managing director, general partner, director, limited partner, officer or employee of any such affiliate of Fortress or (b) any investment fund or other entity managed directly or indirectly by Fortress or any general partner, limited partner, managing member or person occupying a similar role of or with respect to any such fund or entity) becomes the beneficial owner of our securities representing 50% of our then outstanding voting power; (2) the consummation of a merger of us or any of our subsidiaries with any other corporation, other than a merger immediately following which our Board of Directors immediately prior to the merger constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof; or (3) our stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale of all or substantially all of the Company’s assets, other than (a) a sale of such assets to an entity, at least 50% of the voting power of which is held our stockholders following the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction or (b) a sale of such assets immediately following which our Board of Directors immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or, if that entity is a subsidiary, the ultimate parent thereof.

Stock Appreciation Rights

Stock appreciation rights, or SARs, may be granted under the Plan either alone or in conjunction with all or part of any stock option granted under the Plan. A stand-alone SAR granted under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of all or part of the related stock option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator (which must be no less than the fair market value at the date of grant). A SAR granted in conjunction with all or part of a stock option under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related stock option. In the event of a participant’s termination of employment or service, stand-alone SARs will be exercisable at such times and subject to such terms and conditions determined by the plan administrator on or after the date of grant, while SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to terms and conditions as set forth for the related stock option. SARs will be designed to comply with Section 409A of the Code.

Restricted Shares

Restricted shares, deferred shares and performance shares may be granted under the Plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Except as otherwise provided in an award document, a participant granted restricted shares or performance shares will generally not have the right to receive dividends or vote with respect to such shares until such shares have vested. With respect to deferred shares, during the restricted period, subject to the terms and conditions imposed by the plan administrator, the deferred shares may be credited with dividend equivalent rights. If the performance goals and other restrictions are not satisfied, the participant will forfeit his or her shares of restricted shares, deferred shares and/or performance shares. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Other Stock-Based Awards

The administrator is also authorized to grant other stock-based awards to participants, which may include restricted stock units, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted by the Plan.

Performance Awards and Goals

Performance awards may be granted by the administrator under the Plan.  A performance award consists of a right that is (i) denominated in cash or common stock, (ii) valued, as determined by the administrator, in accordance with, or subject to, the achievement of such performance goals during such performance periods as the administrator shall establish, and (iii) payable at such time and in such form as the administrator shall determine.  Performance awards may be paid in a lump sum or in installments or on a deferred basis.  Termination of a participant’s employment prior to the end of any performance period will result in the forfeiture of the performance award for that period, and no payments will be made with respect to that period, except that the administrator at or after grant may provide that certain performance awards may be paid upon termination by the Company other than for cause or upon termination due to death or disability.

Performance awards or performance shares granted under the Plan may be made subject to the attainment of performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) CFFO, CFFO per share or other operating cash flow measures; (xx) Facility Operating Income, or FOI, or FOI per share; (xxi) Adjusted EBITDA or Adjusted EBITDA per share; (xxii) net operating income, or NOI, or NOI per share; and (xxiii) any combination of, or a specified increase in, any of the foregoing.  Any performance awards granted to covered employees must be based solely upon one or more of these performance goals.

Under the Plan, the maximum annual number of shares in respect of which all performance awards may be granted to a covered employee is 500,000 shares and the maximum value of all performance awards settled in cash that may be granted to a covered employee with respect to any annual period is $2,000,000.

No later than 90 days following the commencement of a performance period (or such other time as may be required or permitted under Section 162(m) of the Internal Revenue Code), the Compensation Committee must, in writing (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each participant for the performance period.

Merger, Consolidation, or Other Change in Corporate Structure

In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure, the plan administrator may make an equitable substitution or proportionate adjustment in (1) the aggregate number of shares reserved for issuance under the Plan, (2) the maximum number of shares that may be subject to awards granted to any participant in any calendar or fiscal year, (3) the kind, number and exercise price of shares subject to outstanding stock options and SARs granted under the Plan, and (4) the kind, number and purchase price of shares subject to outstanding awards of restricted shares, deferred shares, performance shares, other stock-based awards or performance awards granted under the Plan, provided that no such adjustment will cause any award under the Plan that is or becomes subject to section 409A of the Code to fail to comply with the requirements of that section. In addition, the plan administrator, in its discretion, may terminate all awards with the payment of cash or in-kind consideration.

Amendment, Alteration and Termination

The terms of the Plan provide that the Board of Directors may amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator, however, reserves the right to amend, modify or supplement an award to either bring it into compliance with Section 409A of the Code, or to cause the award not to be subject to such Section. Unless the Board determines otherwise, stockholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on October 13, 2015.

Certain Federal Income Tax Consequences.

The following is a brief summary of certain U. S. federal income tax aspects of awards made under the Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Plan participants must consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of awards granted under the Plan.

1.      Incentive Stock Options.  No taxable income is recognized by the participant upon the grant or exercise of an ISO. If common stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (i) upon the sale of the shares, any amount realized in excess of the option price is taxed to the participant as long-term capital gain, and any loss sustained will be a capital loss; and (ii) no deduction is allowed to the Company for federal income tax purposes. The exercise of an ISO gives rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

If common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (i) the participant recognizes ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (ii) the Company is entitled to deduct any such recognized amount. Any further gain or loss realized by the participant is taxed as short-term or long-term capital gain or loss, as the case may be, and does not result in any deduction by the Company.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option is generally taxed as a non-qualified stock option.

2.      Non-Qualified Stock Options.  Except as noted below, with respect to non-qualified stock options: (i) no income is recognized by the participant at the time the option is granted; (ii) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (iii) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

3.      SARs.  No income is recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant generally recognizes ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. The Company is entitled to a deduction at the time and in the amount included in the participant’s income by reason of the exercise. If the participant receives common stock upon exercise of a SAR, the post-exercise appreciation or depreciation is treated in the same manner discussed above under “Non-Qualified Stock Options.”

4.      Restricted Stock.  A participant receiving restricted stock generally recognizes ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. The Company is generally entitled to a deduction of an amount equal to such ordinary income recognized by the participant. With respect to the sale of shares after the forfeiture period has expired, the tax basis for determining gain or loss when such shares are sold is the amount included in ordinary income plus any purchase price paid for the shares, and the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires.

However, under Section 83(b) of the Internal Revenue Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. The Company is entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. If the stock appreciates in value between the time of the 83(b) election and the date the stock is no longer subject to forfeiture, the tax on the appreciation will be deferred until such time as the stock is sold. When such appreciated shares are sold, the tax basis for determining gain or loss is equal to the taxable ordinary income recognized on the date of grant plus any purchase price paid for the stock, and the holding period commences on the date of grant.

If, after making an 83(b) election, the shares are forfeited, the participant will be entitled to claim a tax loss in an amount equal to the purchase price paid for the forfeited shares, if any, less any amount realized on the forfeiture. However, a tax loss may not be claimed for the amount recognized as ordinary income as a result of the election.

5.      Other Stock-Based Awards.  The federal income tax treatment of other stock-based awards depends on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock or in a manner not described herein.

6.      Performance Awards.  A participant who receives a Performance Award generally recognizes ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

New Plan Benefits

As noted above, participants in the Plan are generally selected in the discretion of the Compensation Committee from among the Company’s officers, key employees, directors and consultants.  Thus, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable.

Equity Compensation Plans

The following table provides certain information as of December 31, 2008 with respect to our equity compensation plans (after giving effect to shares issued and/or vesting on such date):

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and, rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders(3)	—	—	1,970,412
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,970,412

(1)
In addition to options, warrants, and rights, our Omnibus Stock Incentive Plan allows awards to be made in the form of shares of restricted stock or other forms of equity-based compensation. As of December 31, 2008,

2,954,147 shares of unvested restricted stock issued under our Omnibus Stock Incentive Plan were outstanding. In addition, as of such date, 588,106 shares of unvested restricted stock issued under the plans of our predecessor entities were outstanding. Such shares are not reflected in the table above.

(2)
Consists of 1,010,301 shares remaining available for future issuance under our Omnibus Stock Incentive Plan and 960,111 shares remaining available for future issuance under our Associate Stock Purchase Plan.  The number of shares remaining available for issuance under our Omnibus Stock Incentive Plan excludes the 6,000,000 share increase contemplated by this Proposal Number Three.

(3)
Under the terms of our Omnibus Stock Incentive Plan, the number of shares reserved and available for issuance will increase annually each January 1 by an amount equal to the lesser of (1) 400,000 shares or (2) 2% of the number of outstanding shares of our common stock on the last day of the immediately preceding fiscal year.  Under the terms of our Associate Stock Purchase Plan, the number of shares reserved and available for issuance will automatically increase by 200,000 shares on the first day of each calendar year beginning January 1, 2010.

Recommendation of the Board of Directors

The Board of Directors has determined that the amendments contemplated by the Plan, as amended and restated, are advisable and in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR the adoption of the Plan, as amended and restated.

Deadline for Submitting Stockholder Proposals

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at Brookdale’s principal executive offices no later than January 14, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order for a stockholder proposal to be included in our proxy statement and form of proxy for our next annual meeting, the stockholder must be a stockholder of record on the date the notice is given, and the notice must be received by Brookdale between February 23, 2010 and March 25, 2010 unless the 2010 annual meeting is called for a date that is not within twenty-five days before or after June 23, 2010, in which case the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the stockholder’s name and record address, (c) the class or series and number of shares of capital stock of Brookdale that the stockholder owns beneficially or of record, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of the business by the stockholder and any material interest of the stockholder in the business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The notice should be mailed to the Secretary of Brookdale at “Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027”. Brookdale reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Secretary, and can also be accessed through our website at www.brookdaleliving.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to T. Andrew Smith, Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Secretary.

Appendix A

BROOKDALE SENIOR LIVING INC.
OMNIBUS STOCK INCENTIVE PLAN,
As Amended and Restated

Section 1.	Purpose of Plan.

The name of this plan is the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (as amended from time to time, the "Plan").  The Plan was adopted by the Board (as hereinafter defined) on October 14, 2005 and approved by the stockholders of the Company (as hereinafter defined) on October 14, 2005, prior to the initial public offering of Company common stock. The Plan was subsequently amended by the Board and approved by the stockholders on May 12, 2006, amended and restated by the Board on June 12, 2007, and amended and restated by the Board on April 8, 2009 and approved by the stockholders on June 23, 2009.  The purpose of the Plan is to provide additional incentive to selected management employees, directors and Consultants (as hereinafter defined) of the Company or its Subsidiaries (as hereinafter defined) whose contributions are essential to the growth and success of the Company's business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company.  The Plan is also designed to encourage stock ownership by such persons, thereby aligning their interest with the interests of the Company's stockholders, and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code (as hereinafter defined).  To accomplish such purposes, the Plan provides that the Company may grant (a) Options, (b) Stock Appreciation Rights, (c) awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares or Other Stock-Based Awards, (d) Performance Awards, or (e) any combination of the foregoing.  Notwithstanding any provision of the Plan, to the extent that any Award (as hereinafter defined) would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

Section 2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) "Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) "Affiliate" means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(c) "Award" means any Option, Stock Appreciation Right, Restricted Share, Deferred Share, Performance Share, unrestricted Share, Performance Award, or Other Stock-Based Award granted under the Plan.

(d) "Award Document" means any written agreement, contract or other instrument or document evidencing an Award.

(e) "Beneficial Owner" (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(f) "Board" means the Board of Directors of the Company.

(g) "Cause" shall have the meaning set forth in the Participant's employment or other agreement with the Company, any Subsidiary or any Affiliate, provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean (i) the continued failure by the Participant to substantially perform his or her duties and obligations to the Company or any Subsidiary or Affiliate, including without limitation, repeated refusal to follow the reasonable directions of his or her employer,  intentional violation of law in the course of performance of the duties of Participant's employment with the Company or any Subsidiary or Affiliate, engagement in misconduct which is materially injurious to the Company or any Subsidiary or Affiliate, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company's or any Subsidiary's or Affiliate's  premises during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) fraud or material dishonesty against the Company or any Subsidiary or Affiliate; or (iii) a conviction or plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty.  Determination of Cause shall be made by the Administrator in its sole discretion.

(h) "Change in Capitalization" means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) dividend (whether in the form of cash, Common Stock, or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) declaration of a special dividend (including a cash dividend) or other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(i) "Change in Control" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person other than any Permitted Transferee is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its affiliates as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the "Exchange Act") representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(2) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(3) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of (i) an Initial Public Offering or (ii) the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(j)  "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(k) "Committee" means any committee or subcommittee the Board may appoint to administer the Plan.  Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an "outside director" within the meaning of Section 162(m) of the Code, a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded.  If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee.  Except as otherwise provided in the Company’s Certificate of Incorporation or Bylaws, as amended from time to time, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(l) "Common Stock" means the common stock, par value $.01 per share, of the Company.

(m) "Company" means Brookdale Senior Living Inc. (or any successor corporation).

(n) "Consultant" means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any Subsidiary.

(o) "Covered Officer" means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Administrator, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable award will be paid or become vested, and (ii) any individual who is designated by the Administrator, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or become vested.

(p) "Deferred Shares" means the right to receive Shares at the end of a specified deferral period granted pursuant to Section 9 below.

(q) "Disability" means that a Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate of the Company.

(r) "Eligible Recipient" means a key employee, director or Consultant of the Company or any Subsidiary who has been selected as an eligible participant by the Administrator.

(s) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(t) "Exercise Price" means the per share price at which a holder of an award granted hereunder may purchase the Shares issuable upon exercise of such award.

(u) "Fair Market Value" as of a particular date shall mean the fair market value of a share of Common Stock as determined by the Administrator in its sole discretion; provided, however, that (i) if the Common Stock is admitted to trading on a national securities exchange, fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such exchange on such date, or, if no sale was reported on such date, the closing sale price reported for such share on such exchange on the last day preceding such date on which a sale was reported, (ii) if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation ("Nasdaq") System or other comparable quotation system and has been designated as a National Market System ("NMS") security, fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such system on such date, or, if no sale was reported on such date, the closing sale price reported for such share on such system on the last day preceding such date on which a sale was reported, or (iii) if the Common Stock is admitted to quotation on the Nasdaq System but has not been designated as an NMS security, fair market value of a share of Common Stock on any date shall be the average of the highest bid and lowest asked prices of such share on such date, if both bid and ask prices were reported on such date, or, if not, on the last date preceding such date on which both bid and ask prices were reported.

(v) "Incentive Stock Option" shall mean an Option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and that is designated in the applicable Award Document as an Incentive Stock Option.

(w) "Initial Public Offering" shall mean the date of the initial public offering of the Company.

(x) "Non-Employee Director" means a director of the Company who is not (i) an officer or employee of the Company or of any Subsidiary or (ii) the Beneficial Owner, whether directly or indirectly, of ten percent (10%) or more of the Common Stock.

(y) "Nonqualified Stock Option" means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it shall not be treated as an Incentive Stock Option.

(z) "Option" means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof.

(aa) "Other Stock-Based Awards" means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including but not limited to restricted stock units, dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(bb) "Participant" means (i) any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority in Section 3 below, to receive grants of Options, Stock Appreciation Rights, awards of Restricted Shares, awards of unrestricted Shares, Deferred Shares, Performance Shares, Other Stock-Based Awards, Performance Awards, or any combination of the foregoing, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, and (ii) any Non-Employee Director.

(cc) "Performance Award" means an award under Section 11 below.

(dd) "Performance Goals" means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) Cash From Facility Operations ("CFFO"), CFFO per Share or other operating cash flow measures; (xx) Facility Operating Income ("FOI") or FOI per Share; (xxi) Adjusted EBITDA or Adjusted EBITDA per Share; (xxii) net operating income ("NOI") or NOI per Share; and (xxiii) any combination of, or a specified increase in, any of the foregoing.  Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.  The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).  Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(ee) "Performance Shares" means Shares that are subject to restrictions based upon the attainment of specified performance objectives granted pursuant to Section 9 below.

(ff) "Permitted Transferee" means, (a) any Affiliate (a "FIG Affiliate") of Fortress Investment Group LLC, a Delaware limited liability company ("FIG"), (b) any managing director, general partner, director, limited partner, officer or employee of any FIG Affiliate, (c) any investment fund or other entity managed directly or indirectly by FIG or any of its Affiliates (a "FIG Fund"), or (d) any general partner, limited partner, managing member or person occupying a similar role of or with respect to any FIG Fund.

(gg)  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(hh) "Restricted Shares" means Shares subject to certain restrictions granted pursuant to Section 9 below.

(ii) "Retirement" means a termination of a Participant's employment, other than for Cause, on or after attainment of age 65.

(jj) "Shares" means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(kk) "Stock" means Common Stock.

(ll) "Stock Appreciation Right" means the right pursuant to an award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.

(mm) "Subsidiary," when used to determine whether an individual service provider can be an Eligible Recipient of an Award hereunder, means any corporation or other entity in a chain of corporations or other entities (beginning with the Company and ending with the Subsidiary to which the service provider provides direct services on the date of grant of the Award) in which each corporation or other entity has a "controlling interest" in another corporation or other entity in the chain and as to which the Company is consequently an "eligible issuer of service recipient stock" (within the meaning of Internal Revenue Regulation Section 1.409A-1(b)(5)(iii)(E)).  An additional requirement applies when "Subsidiary" is used to determine whether an employee can be an Eligible Recipient of an Incentive Stock Option Award: "Subsidiary" then is also required to be a corporation in an unbroken chain of corporations beginning with the Company, with each of the corporations (other than the last corporation in the unbroken chain) owning stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain at the time of the granting of the Incentive Stock Option Award.

Section 3.	Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of awards under the Plan intended to be qualified under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act ("Rule 16b-3").

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Stock Options, Stock Appreciation Rights, awards of Restricted Shares, Deferred Shares, Performance Shares, Other Stock-Based Awards, Performance Awards, or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine whether Options are intended to be Incentive Stock Options or Nonqualified Stock Options, provided, however, that Incentive Stock Options can only be granted to employees of the Company or any Subsidiary (within the meaning of Sections 424(e) and (f) of the Code);

(4) to determine the number of Shares to be covered by each award granted hereunder;

(5) to determine the terms and conditions, subject to the requirements of Section 409A of the Code and not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to awards of Restricted Shares or Deferred Shares and the conditions under which restrictions applicable to such awards of Restricted Shares or Deferred Shares shall lapse, (ii) the performance goals and periods applicable to awards of Restricted Shares, Deferred Shares, Performance Shares and Performance Awards, provided that performance goals shall be determined no later than such time as is required to ensure that any underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies, (iii) the Exercise Price, (iv) the vesting schedule applicable to Awards, (v) the number of Shares subject to Awards and (vi) any amendments to the terms and conditions of outstanding Awards, including, but not limited to reducing the Exercise Price of such Awards, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(6) to determine the terms and conditions, subject to the requirements of Section 409A of the Code and not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Stock Options, Stock Appreciation Rights, awards of Restricted Shares, Deferred Shares or Performance Shares, Performance Awards, or any combination of the foregoing granted hereunder;

(7) to determine the Fair Market Value;

(8) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of their employment for purposes of Nonqualified Stock Options and Incentive Stock Options granted under the Plan;

(9) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(10) to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any Award Document relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) Notwithstanding paragraph (b) of this Section 3, (i) neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the

Company's stockholders, and (ii) neither the Board, the Committee nor their respective delegates shall have the authority to take any action that would cause any Award granted under the Plan to fail to comply with Section 409A of the Code and any regulations or guidance promulgated thereunder.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.  No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.	Shares Reserved for Issuance Under the Plan.

Subject to Section 5 hereof, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 10,500,000 shares, as increased on the first day of each fiscal year beginning in calendar year 2006 by a number of shares equal to the lesser of (1) 400,000 shares of Common Stock and (2) 2% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year.  The share reserve of 10,500,000 shares (to which the annual increases shall apply) includes a 2,500,000 share increase authorized by the Board on May 12, 2006 and approved by the Company's stockholders on May 12, 2006 and a 6,000,000 share increase authorized by the Board on April 8, 2009 and approved by the Company’s stockholders on June 23, 2009.  All such shares of Common Stock that are available for the grant of Awards under the Plan may be granted as Incentive Stock Options.  From and after such time as the Plan is subject to Code Section 162(m), the aggregate Awards granted during any fiscal year to any single individual who is likely to be a "covered employee" as defined under Code Section 162(m) shall not exceed (i) 500,000 shares subject to Options or Stock Appreciation Rights or (ii) 500,000 shares subject to Restricted Stock, Deferred Shares, unrestricted Shares or Other Stock-Based Awards.  Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.  If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

Section 5.	Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price relating to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) Performance Goals and (iv) the kind, number and purchase price of Shares subject to outstanding awards of Restricted Shares, Deferred Shares, Performance Shares, Other Stock-Based Awards or Performance Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion, provided, however, that any fractional shares resulting from the adjustment shall be eliminated.  Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding award granted hereunder in exchange for payment in cash or other property of the aggregate Fair Market Value of the Shares covered by such award, reduced by the aggregate Exercise Price or purchase price thereof, if any.  Notwithstanding the foregoing, with respect to Incentive Stock Options, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder, and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such Section.  The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.	Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.  Non-Employee Directors shall also be eligible for Awards under the Plan, as determined by the Administrator from time to time.

Section 7.	Options.

(a) General.  The grant of an Option shall be evidenced by an Award Document, containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Document shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder.  Each Option shall be clearly identified in the applicable Award Document as either an Incentive Stock Option or a Nonqualified Stock Option.  The provisions of each Option need not be the same with respect to each Participant.  More than one Option may be granted to the same Participant and be outstanding concurrently hereunder.  Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Document.

(b) Exercise Price.  The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of an Incentive Stock Option or any Option intended to qualify as performance-based compensation under Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.  If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any Subsidiary and an Incentive Stock Option is granted to such Participant, the option price of such Incentive Stock Option (to the extent required at the time of grant by the Code) shall be no less than 110% of the Fair Market Value on the date such Incentive Stock Option is granted.

(c) Option Term.  The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted, except that Incentive Stock Options granted to a Participant who owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any Subsidiary, shall not be exercisable more than five years after the date such Option is granted.  Each Option's term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Document.  Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(d) Exercisability.  Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Administrator in the applicable Award Document.  The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.  Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise.  Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator.  As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which, (x) in the case of unrestricted Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate option price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Limitations on Incentive Stock Options.  To the extent that the aggregate Fair Market Value with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, the portion of such Incentive Stock Options in excess of $100,000 shall be treated as Nonqualified Stock Options.  Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.  No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless (i) the Exercise Price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(g) Rights as Stockholder.  A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 15 hereof and, if requested, has given the representation described in paragraph (b) of Section 16 hereof.

(h) Transfers of Options. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option, no Option granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution.  Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant's guardian or legal representative.  The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant’s lifetime of a Nonqualified Stock Option, (i) by gift to a member of the Participant’s immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members, or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution.  Each permitted transferee shall agree to be bound by the provisions of this Plan and the applicable Award Document.

(i) Termination of Employment or Service.

(1) Unless the applicable Award Document provides otherwise, in the event that the employment or service of a Participant with the Company or any Subsidiary shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  The 90-day period described in this Section 7(i)(1) shall be extended to one year after the date of such termination in the event of the Participant's death during such 90-day period.  Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Award Document provides otherwise, in the event that the employment or service of a Participant with the Company or any Subsidiary shall terminate on account of the Retirement, Disability, or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant's employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(j) Other Change in Employment Status.  An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator.  The Administrator shall follow any applicable provisions and regulations with respect to the treatment of Incentive Stock Options and the written policies of the Company (if any), including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.

Section 8.	Stock Appreciation Rights.

(a) General.  Stock Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Stock Option granted under the Plan ("Related Rights"), provided that, in each case, the Common Stock underlying the Stock Appreciation Right is traded on an "established securities market" within the meaning of Section 409A of the Code.  In the case of a Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option.  In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.  The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made; the number of Shares to be awarded, the price per share, and all other conditions of Stock Appreciation Rights.  Notwithstanding the foregoing, no Related Right may be granted for more shares than are subject to the Stock Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Stock on the date of grant.  The provisions of Stock Appreciation Rights need not be the same with respect to each Participant.  Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Document.

(b) Awards.  Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such Stock Appreciation Rights.

(c) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights ("Free Standing Stock Appreciation Rights") shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2) Stock Appreciation Rights that are Related Rights ("Related Stock Appreciation Rights") shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan; provided, however, that a Related Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if and when the Fair Market Value of the Common Stock subject to the Incentive Stock Option exceeds the Exercise Price of such Option.

(d) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Stock Appreciation Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Stock Appreciation Right (which price shall be no less than 100% of the Fair Market Value on the date of grant) multiplied by the number of Shares in respect of which the Free Standing Stock Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option.  Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option (which price shall be no less than 100% of the Fair Market Value on the date of grant) multiplied by the number of Shares in respect of which the Related Stock Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.  Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash) to the extent that such settlement does not violate Section 409A of the Code.

(e) Non-Transferability.

(1) Free Standing Stock Appreciation Rights shall be transferable only when and to the extent that an Option would be transferable under Section 7 of the Plan.

(2) Related Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Option would be transferable under Section 7 of the Plan.

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company or any Subsidiary of a Participant who has been granted one or more Free Standing Stock Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2) In the event of the termination of employment or service with the Company or any Subsidiary of a Participant who has been granted one or more Related Stock Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Stock Options.

(g) Term.

(1) The term of each Free Standing Stock Appreciation Right shall be fixed by the Administrator, but no Free Standing Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.

(2) The term of each Related Stock Appreciation Right shall be the term of the Stock Option to which it relates, but no Related Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.

Section 9.	Restricted Shares, Deferred Shares and Performance Shares.

(a) General.  Awards of Restricted Shares, Deferred Shares or Performance Shares may be granted either alone or in addition to other awards granted under the Plan.  The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Shares, Deferred Shares or Performance Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Deferred Shares or Performance Shares; the Restricted Period (as defined in paragraph (b) of this Section 9), if any, applicable to awards of Restricted Shares or Deferred Shares; the performance objectives applicable to awards of Restricted Shares, Deferred Shares or Performance Shares; and all other conditions of the awards of Restricted Shares, Deferred Shares and Performance Shares.  The Administrator may also condition the grant of the award of Restricted Shares, Deferred Shares or Performance Shares upon the exercise of Options, or upon such other criteria as the Administrator may determine, in its sole discretion.  If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her shares of Restricted Shares, Deferred Shares or Performance Shares. The provisions of the awards of Restricted Shares, Deferred Shares or Performance Shares need not be the same with respect to each Participant.

(b) Restrictions and Conditions.  The awards of Restricted Shares, Deferred Shares and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(1) Subject to the provisions of the Plan and the Restricted Shares Award Document, Deferred Shares Award Document or Performance Shares Award Document, as appropriate, governing any such award, during such period as may be set by the Administrator commencing on the date of grant (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Shares, Deferred Shares or Performance Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment or service as a director or Consultant to the Company or any Subsidiary, the Participant's death or Disability.  Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 12 hereof.

(2) Except as may be otherwise provided in a Restricted Share Award Document or Performance Share Award Document, the Participant shall have no right with respect to Restricted Shares or Performance Shares to vote as a stockholder of the Company during the Restricted Period or to receive dividends which are declared with respect to Restricted Shares or Performance Shares with a record date during the Restricted Period.  Unless otherwise provided in the applicable Award Document, any Shares receivable with respect to the Restricted Shares or Performance Shares pursuant to an equitable adjustment under Section 5 hereof in connection with a Change in Capitalization shall be subject to the same restrictions as the Restricted Shares or Performance Shares.  The Participant shall generally not have the rights of a stockholder with respect to awards of Deferred Shares during the Restricted Period; provided, however, that, subject to the requirements of Section 409A of the Code, the Deferred Shares Award Document may provide the Participant with the right to receive dividend equivalent payments with respect to the Deferred Shares subject to the Award during the Restricted Period (either currently or upon the vesting of the Deferred Shares).  Unless otherwise provided in an Award Document or except as otherwise provided in the Plan, upon the vesting of a Deferred Shares Award (or any portion thereof), there shall be delivered to the Participant, as soon as practicable following the date on which such Award (or any portion thereof) vests (but in any event within such period as is required to avoid the imposition of a tax under Section 409A of the Code), the number of Shares equal to the number of Deferred Shares becoming so vested.

(3) The rights of Participants granted awards of Restricted Shares, Deferred Shares or Performance Shares upon termination of employment or upon termination of service as a director or Consultant to the Company or to any Subsidiary for any reason during the Restricted Period shall be set forth in the Award Document.

Section 10.	Other Stock-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Document.  The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods.  Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b) To the extent that the Plan is subject to Section 162(m) of the Code, no payment shall be made to a "covered employee" (within the meaning of Section 162(m) of the Code) prior to the certification by the Committee that the Performance Goals have been attained.  The Committee may establish such other rules applicable to the Other Stock-Based Awards, provided, however, that in the event that the Plan is subject to Section 162(m) of the Code, such rules, as they apply to Awards intended to comply with Section 162(m) of the Code, shall be in compliance with Section 162(m) of the Code.

Section 11.	Performance Awards.

(a)         General. The Administrator shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Stock, (ii) valued, as determined by the Administrator, in accordance with, or subject to, the achievement of such performance goals during such performance periods as the Administrator shall establish, and (iii) payable at such time and in such form as the Administrator shall determine. All Performance Awards shall be subject to the terms and provisions of this Section 11.

(b)         Restrictions and Conditions.  Subject to the terms of this Plan and any applicable Award Document, the Administrator shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

(c)         Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Administrator, on a deferred basis. Termination of employment prior to the end of any performance period will result in the forfeiture of the Performance Award for that period, and no payments will be made with respect to that period, except that the Administrator at or after grant may provide that certain Performance Awards may be paid upon termination by the Company other than for cause or upon termination due to death or Disability. A participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Administrator may determine at or after grant.

(d)         Performance Awards to Covered Officers.  Notwithstanding anything in this Plan to the contrary, Performance Awards to Covered Officers shall also be subject to the terms and provisions of this subsection (d).

(1)         Performance Measures.   The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more Performance Goals selected by the Committee.

(2)         Maximum Awards.  With respect to any Covered Officer, the maximum annual number of Shares in respect of which all Performance Awards may be granted under Section 11 of the Plan is 500,000 and the maximum value of all Performance Awards settled in cash that may be granted under Section 11 of the Plan in any fiscal year is $2,000,000.

(3)           Other Requirements.   To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the Performance Goal or Performance Goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between Performance Goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Document, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Section 12.	Accelerated Vesting In Connection With a Change in Control.

In the event of a Change in Control, any outstanding Option that is not assumed or continued, or an equivalent option or right is not substituted therefor pursuant to the Change in Control transaction's governing document, shall become fully vested and exercisable "immediately prior to" the effective date of such Change in

Control and shall expire upon the effective date of such Change in Control.  For purposes of this Section 12, "immediately prior to" shall mean sufficiently in advance of the Change in Control transaction such that there will be time for each affected Participant to exercise his or her Option and participate in the Change in Control transaction in the same manner as all other holders of Common Stock.  If an Option becomes fully vested and exercisable immediately prior to a Change in Control, the Administrator shall notify the affected Participant in writing or electronically that the Option has become fully vested and exercisable, and that the Option will terminate upon the Change in Control.

Unless otherwise determined by the Administrator and evidenced in an Award Document, in the event that (i) a Change in Control occurs and (ii) the Participant's employment is terminated by the Company, its successor or affiliate thereof without Cause on or after the effective date of the Change in Control but prior to 12 months following such Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become vested and exercisable with respect to 50% of the Shares covered by such unvested portion of such Award; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other Award granted under the Plan shall lapse with respect to 50% of the Shares covered thereby and 50% of such unvested Awards shall be deemed fully vested and performance conditions imposed with respect to such Awards shall be deemed to be fully achieved with respect to 50% of the Shares covered thereby.

Section 13.	Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent.  Unless the Board determines otherwise, the Board shall obtain approval of the Company's stockholders for any amendment that would require such approval in order to satisfy the requirements of Sections 162(m) or 422 of the Code, any rules of the stock exchange on which the Common Stock is traded or other applicable law.  If any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Administrator reserves the right to (but is not obligated to) amend, modify or supplement such Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of Section 409A of the Code.  The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.

Section 14.	Unfunded Status of Plan.

The Plan is intended to constitute an "unfunded" plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15.	Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for federal and/or state income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award.  The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  Whenever cash is to be paid pursuant to an award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.  Whenever Shares are to be delivered pursuant to an award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.  With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld.  Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.  Fractional share amounts shall be settled in cash.  Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award.  The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16.	General Provisions.

(a) Shares shall not be issued pursuant to the exercise of any Option granted hereunder unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) The Administrator may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.  The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable.

(c) All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a stockholder agreement or "lock-up" agreement in such form as the Committee shall determine is necessary or desirable to further the Company's interests.

(e) The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time.

Section 17.	Effective Date.

The Plan became effective upon adoption by the Board on October 14, 2005 (the "Effective Date"), and approval by stockholders of the Company on October 14, 2005.

Section 18.	Term of Plan.

No award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

Section 19.	Section 409A.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Any provision of this Plan that would cause an Award, issuance and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by applicable law).

BROOKDALE
SENIOR LIVING

BROOKDALE SENIOR LIVING INC.
ATTN: CORPORATE SECRETARY
111WESTWOOD PLACE, SUITE 200
BRENTWOOD, TN 37027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors	☐	☐	☐	____________________

Nominees

01 Jeffrey R. Leeds 02 Mark J. Schulte 03 Dr. Samuel Waxman

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000026124_1 R2.09.03.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2008 Annual Report is/are available at www.proxyvote.com.

BROOKDALE SENIOR LIVING INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS
June 23, 2009 10:00 AM CDT

The undersigned hereby appoints Wesley R. Edens, W.E. Sheriff and T. Andrew Smith, or any of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 23, 2009 at 10:00 A.M., local time, at the Company's corporate offices located at 111 Westwood Place, Brentwood, Tennessee, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

0000026124_2 R2.09.03.17

Continued and to be signed on reverse side